                                                                   Exhibit 10.28

                                    Amendment

                                       to

                             Collaboration Agreement

                                     between

                     Procter & Gamble Pharmaceuticals, Inc.

                                       and

                          Alexion Pharmaceuticals, Inc.

      This Amendment is made on April 6, 1999, by and between and Procter & Gamble Company (herein together with its Affiliate Procter & Gamble Pharmaceuticals Inc., "Procter & Gamble"), an Ohio corporation with principle offices at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and Alexion Pharmaceuticals, Inc., a Delaware corporation with a principle office at 25 Science Park, New Haven, Connecticut (hereinafter, together with its Affiliates, "Alexion") generally referred to herein individually as a "Party" or collectively as the "Parties".

                                   Background

The Parties entered into the Collaboration Agreement (the "Agreement") as of January 25, 1999. The Parties wish to amend the Agreement as set forth herein.

      Section 4.1 of the Agreement is hereby amended by deleting the first sentence and replacing it with the following:

      The parties will agree to finalize a Research & Development Plan within ninety (90) days after the Effective Date.

      All other terms and condition of the Agreement shall remain in force without modification.

      IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first set forth above.

Procter & Gamble Company
(Procter & Gamble)

By /s/ [ILLEGIBLE]                      Form MPM
  ---------------------------------         ------------------------------------
Title Vice President                    Execution AFM
     ------------------------------              -------------------------------


Alexion Pharmaceuticals, Inc.
(Alexion)

By /s/ David Keiser
  ---------------------------------
Title Exec. VP & COO
     ------------------------------

                                                                  Execution Copy

                             COLLABORATION AGREEMENT

                                     between

                          THE PROCTER & GAMBLE COMPANY

                                       and

                          ALEXION PHARMACEUTICALS, INC.

                                January 25, 1999

                                Table of Contents

I.      Definitions .......................................................   2
II.     License Grants ....................................................   9
III.    Overview and Management of Collaboration ..........................  12
IV.     Research and Development ..........................................  15
V.      Manufacturing of Product ..........................................  19
VI.     Health Registration Obligation ....................................  21
VII.    Marketing of Products .............................................  21
VIII.   Milestones, Royalties, Payments and Accounting ....................  23
IX.     Patents, Trademarks and Infringement ..............................  31
X.      Confidentiality ...................................................  36
XI.     Representations and Warranties ....................................  38
XII.    Indemnification; Insurance ........................................  42
XIII.   Term, Termination, Change of Control ..............................  45
IV.     Miscellaneous .....................................................  59
XV.     Execution .........................................................  65

                             COLLABORATION AGREEMENT

Made as of this 25th day of January, 1999, by and among:

      The Procter & Gamble Company, an Ohio corporation having its principal offices at One Procter & Gamble Plaza, Cincinnati, Ohio 45202 (hereinafter, together with its Affiliate Procter & Gamble Pharmaceuticals, Inc., "Procter & Gamble"), and

      Alexion Pharmaceuticals, Inc., a Delaware corporation having its principal office at 25 Science Park, New Haven, Connecticut (hereinafter, together with its Affiliates, "Alexion").

The following sets forth the background for this Agreement:

      Alexion conducts pharmaceutical research and development, based on significant expertise in identifying and developing therapeutic agents targeted at treating a variety of disorders, including without limitation products having utility in the treatment of acute cardiovascular disorders.

      Procter & Gamble conducts research and develops and markets pharmaceutical products for the treatment of a variety of disorders, including without limitation products having utility in the treatment of cardiovascular disorders.

      Procter & Gamble and Alexion share a mutual interest in a collaboration aimed at the further development of C5 complement inhibitor agents identified by Alexion with Procter & Gamble to market resulting products.

      Procter & Gamble and Alexion intend fully to utilize their capabilities, capitalize on each other's expertise, and put forth commercially reasonable efforts to achieve the objectives of this collaboration, and recognize that Alexion is contributing valuable technologies, and each party is contributing valuable expertise and capabilities to this effort and that the combination of these compatible and complementary technologies, expertise and capabilities creates the basis for a successful collaboration.

Accordingly, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties agree to the following terms and conditions:

                             Article I - Definitions

      1.1. "Affiliate" means any entity that directly or indirectly Owns, is Owned by, or is under common Ownership with a Party to this Agreement. "Owns" or "Ownership" means direct or indirect possession of more than fifty percent (50%) of the votes of holders of a corporation's voting securities or a comparable equity interest in any other type of entity.

      1.2. "Alexion Indications" are described in Section 4.6.

      1.3. "Agreement" means the present agreement together with all attachments.

      1.4. "Alexion Know-how" means Know-how owned or Controlled in the Field by Alexion, but excluding Alexion Patents and Joint Patents.

      1.5. "Alexion Patents" means all Patents owned or Controlled by Alexion with the right to sublicense to the extent claiming, in the Field, a Collaboration Inhibitor, research methods and materials used in performing research and manufacturing processes or for discovering, identifying or testing a Collaboration Inhibitor, or the manufacture, use, import, or sale of a Collaboration Inhibitor or Product where such Patents cover (a) inventions made prior to the date of this Agreement or (b) inventions made in the course of the Research & Development Plan by employees of Alexion. Alexion Patents include, without limitation, the patents and patent applications listed in Schedule 1.5 delivered to Procter & Gamble contemporaneously herewith (as may be amended as appropriate). Continuations-in-part covered by Licensed Technology are limited to continuations-in-part dominated by claims in any of the patents or applications licensed to Alexion thereunder.

      1.6. "Alexion Product Cost" means Direct Costs incurred by Alexion for the production, testing and finishing of clinical bulk material and/or vials of Product.

      1.7. "Article" means any article of this Agreement.

      1.8. "Collaboration Inhibitor" means the humanized anti-C5 monoclonal antibody coded h5G1.1-ScFv and analogs, derivatives and formulations thereof owned or otherwise Controlled by Alexion.

      1.9. "Collaboration Term" means the period commencing on the Effective Date and ending on the expiration of the Research & Development Plan, unless terminated earlier pursuant to Sections 13.2, 13.3 or 13.4, or extended by mutual agreement of the Parties.

      1.10. "Commercially Reasonable Efforts" means efforts and resources commonly used in the research-based pharmaceutical industry for a compound or product at a similar stage of research, development or commercialization, and having similar market potential. Commercially Reasonable Efforts shall be determined taking into account the stage of research, development or commercialization of the compound or product, the cost-effectiveness of efforts or resources while optimizing profitability, the competitiveness of alternative products that are or are expected to be in the relevant marketplace, the proprietary position of the product, the regulatory and business environment, the likelihood of regulatory approval and product reimbursement, the profitability of the product, the existence of alternative products that may also be developed by the Parties, and all other relevant factors. Commercially Reasonable Efforts shall be determined on an indication-by-indication and market-by-market basis, and it is anticipated that the level of effort will change over time reflecting changes in the status of the compound, product and the market involved.

      1.11. "Competing Product" means any pharmaceutical compound or product that specifically inhibits the production of C5a or specifically inhibits interaction with its receptor and in either case which is developed for use in acute cardiovascular conditions and/or applications and which is not a Product.

and which is not a Product.

      1.12. "Contract year" means the twelve (12) month period following the Effective Date.

      1.13. "Control" means, with respect to an item of information or intellectual property right, the possession of the ability to grant a license or sublicense as provided for herein under such item or right without violating the terms of any agreement or other arrangement, express or implied, with any Third Party.

      1.14. "Direct Costs" means costs, of a nature, amount, and method of calculation approved in advance by the Research & Development Steering Committee via the Research & Development Plan, that are incurred by Alexion, based upon efforts, funds and/or resources expended to perform its obligations under such plan. Direct Costs may include the fully burdened costs associated with activities performed by Alexion, or by a Third Party, for the research, development, testing or manufacturing of Products. Direct Costs shall not include any mark-up or profit above actual costs.

      1.15. "Effective Date" means the date described in Section 13.1(a).

      1.16. "Effort Year" means nineteen hundred and twenty (1,920) hours of direct effort expended on or in furtherance of the Research & Development Plan during a year.

      1.17. "Field" means the research, development, commercialization and use of Collaboration Inhibitor.

      1.18. "Fiscal Quarter" means each period of three (3) months ending on 31 March or 30 June or 30 September or 31 December. The first Fiscal Quarter starts as of the Effective Date and ends on 31 March.

      1.19. "Fiscal Year" means the twelve (12) month period of time from July to June 30, except that the first Fiscal Year commences on the Effective Date and ends on June 30, 1999, and the last Fiscal Year during the Term shall end on the anniversary of the Effective Date in the Fiscal Year in which the Term expires or is terminated pursuant to Article XIII.

      1.20. "Full Time Equivalent" ("FTE") means one Effort Year of an employee or class of employees.

      1.21. "GAAP" means U.S. generally accepted accounting principles.

      1.22. "Health Registration" means any and all consents, licenses, authorizations, reimbursement pricing or approvals required by a regulatory authority such as the USFDA or any other Ministry of Health, for the distribution, sale, manufacture, or testing of the Product, including, without limitation, an IND, NDA or supplemental NDA or other application or supplemental application for a Health Registration.

      1.23. "Joint Patents" means all Patents, to the extent claiming, in the Field, a Collaboration Inhibitor, the manufacture or use of a Collaboration Inhibitor, research methods and materials used in performing research and manufacturing process or for discovering, identifying, or testing for a Collaboration Inhibitor, where such Patents cover inventions made jointly by employees or agents of Alexion and Procter & Gamble prior to the end of the Collaboration Term. In determining inventorship and rights in joint inventions, the laws of the United States shall apply to any particular patent.

      1.24. "Know-how" means techniques and data specifically in the Field, including, without limitation, inventions, practices, methods, knowledge, know-how, skill, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, but excluding Alexion Patents, Joint Patents, and Procter & Gamble Patents.

      1.25. "Licensed Technology" means the technology licensed to Alexion under the license agreements identified on Schedule 1.25 delivered contemporaneously herewith.

      1.26. "Marketed Product" means a Product which is approved by a regulatory agency for sale pursuant to this Agreement in any country in the Territory.

      1.27. "Net Sales" shall mean, for any period, the gross sales (as defined below) by Procter & Gamble, its Affiliates and sublicensees to Third Parties, attributable to Products, determined by the gross amount invoiced to the purchaser, including, if applicable, the value of all properties and services received in consideration of sales of Products, less: (i) normal and customary quantity and/or cash discounts, allowances, rebates, customer merchandising and pricing funds (which includes price declines, Procter & Gamble's Business Development Funds, and managed care discounts), fees paid to distributors measured by the billing amount and chargebacks actually allowed or given from the billed amount; (ii) freight, postage, shipping, and insurance expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejected, outdated or returned Product; and (iv) sales and other taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale) provided that any discounts, allowances and rebates, based on overall purchases by the customer of the selling Party may be applied to reduce Net Sales only to the extent of the pro rata amount of such discounts or rebates attributable to the Products included in such overall purchases. Any of the deductions listed above which involves a payment by Procter & Gamble shall be taken as a deduction against aggregate sales for the Fiscal Quarter in which the expense is accrued by Procter & Gamble. For purposes of determining Net Sales, Product shall be deemed to be sold when shipped or to be the subject of a sale upon the delivery of Products to the purchaser or a common carrier at the risk of the purchaser and the transfer of title thereto to the purchaser.

      Sales between or among Procter & Gamble and its Affiliates shall be excluded from the computation of Net Sales, but sales by such Parties to their customers shall be included in such computation.

      Where a sale is deemed consummated by the gift or other disposition of Products for other than a selling price stated in cash, the term "Net Sales" shall mean the average gross selling price billed by Procter & Gamble, an Affiliate or its sublicensee, as the case may be, in consideration of comparable Products during the three (3) month period immediately preceding such disposition, without reduction of any kind. For such purposes, a gift shall not include product samples distributed in customary manner for similar products in the pharmaceutical industry and Products supplied for clinical studies.

      In the event a Product incorporate or is sold in combination with one or more other active ingredients ("Other Product"), Net Sales shall be calculated by multiplying the Net Sales of the combination Product by a fraction "A/A(A+B)," where "A" is the average gross selling price of the Product during the preceding calendar quarter sold separately by Procter & Gamble and "B" is the average gross selling price during such quarter of the Other Product sold separately by Procter & Gamble or, in the event the Product and Other Product are not sold separately, a fraction "C/(C+D)," where "C" is the cost of manufacture or acquisition to Procter & Gamble of the Products alone and "D" is the cost of manufacture or acquisition to Procter & Gamble of the Other Product; provided, however, such fraction shall in no event be less than one-half (1/2).

      1.28. "Party" means Alexion or Procter & Gamble.

      1.29. "Patent" means all Valid Claims in all patent applications, and all continuing and divisional patent applications, continuations-in-part and reissue applications claiming priority, indirectly and directly, to such applications, and all patents issuing therefrom in the Territory as well as extensions thereof, including Supplementary Certificates of Protection of a member state of the European Community.

      1.30. "Primary Indication" means an indication for the Product for treatment of patients undergoing cardiopulmonary bypass procedures as defined in an approved Research & Development Plan.

      1.31. "Procter & Gamble Know-how" means Know-how owned or Controlled in the

Field by Procter & Gamble, but excluding Procter & Gamble Patents and Joint Patents.

      1.32. "Procter & Gamble Patents" means all Patents owned or Controlled by Procter & Gamble to the extent claiming, in the Field, a Collaboration Inhibitor, research methods and materials used in performing research and manufacturing processes or for discovering, identifying or testing a Collaboration Inhibitor, or the manufacture, sale or import of a Collaboration Inhibitor or Product, where such Patents cover inventions made solely by employees or agents of Procter & Gamble after the Effective Date and prior to the end of the Term.

      1.33. "Product" means any pharmaceutical composition containing any form or dosage, including the Product in a vial, of a pharmaceutical or other product or any process, which contains or is based upon a Collaboration Inhibitor or which results from the manufacture, production or use of a claim of an Alexion Patent or Joint Patent, wherever sold, which if not licensed, would infringe upon Alexion Patents or Joint Patents (if issued).

      1.34. "Research & Development Steering Committee" means the committee described in Section 3.2.

      1.35. "Secondary Indication" means an indication for the Product for treatment of acute myocardial infarctions as defined in an approved Research & Development Plan.

      1.36. "Section" means any section of this Agreement.

      1.37. "Success Criteria" means the specific criteria that define the minimum technical and commercial requirements for a Product set forth in a Research & Development Plan approved by the Research & Development Steering committee or defined by Procter & Gamble for marketing.

      1.38. "Term" means the period of time specified in Section 13.1(b).

      1.39. "Territory" means the entire world.

      1.40. "Tertiary Indication" means an indication for the Product for any acute cardiovascular application other than the Primary or Secondary Indications which has been defined in an approved Research & Development Plan as a Tertiary Indication.

      1.41. "Third Party" means any entity other than Alexion or Procter &
Gamble.

      1.42. "Valid Claim" means any claim in a published or unexpired application or patent included within a Patent which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been finally abandoned or admitted to be invalid or unenforceable through disclaimer by the patenting Party.

                           Article II - License Grants

      2.1. License Grants.

            (a) Patent License For Commercialization of Products. Alexion hereby grants Procter & Gamble a worldwide, exclusive royalty-bearing license or sublicense, in the Field, under Alexion Patents and Alexion's interest in Joint Patents, with the right to grant sublicenses, to make, have made, use, import, and offer for sale and sell Products.

            (b) Know-how License to Procter & Gamble. Alexion hereby grants to Procter & Gamble:

            (i) an exclusive worldwide license to use Alexion Know-how within the Field, wherein such Know-how is solely related to the Collaboration Inhibitor including but not limited to the non-clinical development, process development, manufacturing, clinical development, and marketing of a Collaboration Inhibitor, in pursuance of the Research & Development Plan, during the Collaboration Term, and during the remaining Term of this Agreement.

            (ii) a non-exclusive worldwide license to use Alexion Know-how within the Field, wherein such Know-how related to a Collaboration Inhibitor including but not limited to the non-clinical development, and marketing of a Collaboration Inhibitor, in pursuance of the Research & Development Plan, during the Collaboration Term, and during the Collaboration Term, and during the remaining Term of this Agreement.

            (c) Research License to Procter & Gamble. With respect to any Alexion Patents and Alexion's interest in Joint Patents, Procter & Gamble shall have the worldwide right, within the Field and in pursuance of the Research & Development Plan, for Products, exclusively, with the right to grant research sublicenses only as authorized by the Research & Development Steering Committee to:

                  (i) to make, have made, use and have used, import and have imported, but not to sell or have sold, any such discovery or invention;

                  (ii) to practice and have practiced on its behalf any such discovered or invented methods of making devices or materials, provided any devices or materials made by said methods are not offered for sale to non-Affiliate third parties; and

                  (iii) to use and have used on its behalf any such discovered or invented methods of using devices or materials, provided said devices or materials are not offered for sale to non-Affiliate Third Parties.

      2.2. Non-exclusive Licenses to Alexion. Procter & Gamble hereby grants Alexion a non-exclusive worldwide license, with the right to grant sublicenses as authorized by the Research & Development Steering Committee, to use Procter & Gamble Patents and Procter & Gamble Know-how, within the Field in pursuance of the Research & Development Plan, to perform research and development and manufacturing activities in accordance with the Research & Development Plan, or for Products.

      2.3. Sublicenses.

            (a) Procter & Gamble shall provide to Alexion prior written notice of Procter & Gamble's intent to sublicense, specifying the intended sublicensee. Alexion may discuss the appropriateness of such intended sublicensee with Procter & Gamble prior to the execution of the sublicense agreement; however, the ultimate decision is Procter & Gamble's. All sublicenses granted by Procter & Gamble shall provide that the obligations to Alexion of Procter & Gamble under Articles VIII, X and XII and Sections
11.2(b), 11.3(a)(iv) and 11.4 of this Agreement shall be binding upon sublicensees as if it were a party to this Agreement, and comparable paragraphs no more favorable to the sublicensee shall be included within all sublicense agreements; provided that such provisions shall obligate the sublicensee only with respect to its sales and actions. Procter &
Gamble shall provide to Alexion (i) a copy of all sublicense agreements promptly after execution, and (ii) annually, together with the report required in Section
8.5 of this Agreement, copies of reports related to financial and research and development performance received by Procter & Gamble from its sublicensees during the preceding three (3) month period or twelve (12) month period, as the case may be.

            (b) If a Third Party licensor of Licensed Technology, wherein the manufacture, use, importation or sale of a Marketed Product would, but for the licenses granted by the Third Party, infringe the Third Party Valid Claim, shall seek to terminate such license due to the default by Alexion, Alexion shall give Procter & Gamble written notice specifying the nature of the breach. If Alexion cannot or does not cure the Third Party breach and provided Procter & Gamble shall have paid all amounts payable hereunder due (without reference to any notice, cure, audit or other effective extension of the period of performance) and fully complied with all of its obligations hereunder, including without limitation, to commercialize the Product, then Procter & Gamble shall have the right upon written notice to Alexion to cure the Third Party breach and credit all amounts paid by it to the Third Party licensor against royalties payable by it to Alexion pursuant to Section 8.2(a).

      2.4. Certain Rights; No Implied License. In addition to all other rights of Alexion under this Agreement, Alexion retains on behalf of itself the perpetual, royalty-free, non-transferable right and license to practice all technology exclusively licensed by it hereunder for research and educational purposes, on a non-commercial basis, as approved by the Research

& Development Steering Committee. Except as otherwise provided in this Agreement, under no circumstances shall a Party hereto as a result of this Agreement obtain any ownership interest or other right in any technology, know-how, trade secrets, patents, pending patent applications, products, vaccines, antibodies, cell lines or cultures, or animals of the other Party, including items owned, controlled, developed by the other, or transferred by the other to such Party at any time pursuant to this Agreement. The licenses and rights granted in this Agreement shall not be construed to confer any rights upon a Party by implication, estoppel or otherwise as to any technology not specifically identified in this Agreement as or included within such license rights, and no other assignments or licenses are made or granted by implication, estoppel or otherwise, by this Agreement. All rights granted by Alexion to Procter & Gamble under this Agreement which are now or in the future licensed to Alexion are and shall be subject to the rights of the licensors and the terms of the licenses thereof

      2.5. Government. Procter & Gamble acknowledges that the Licensed Technology hereunder or a portion thereof was developed with financial or other assistance from the United States of America, and that applicable statutes, regulations and Executive Orders of the United States of America may control, apply to or affect the license granted hereunder and any sublicenses granted hereunder. Procter & Gamble acknowledges that it is responsible for making its own determination about the applicability of any statutes, regulations or Executive Orders and the licensors' compliance therewith.

             Article III - Overview and Management of Collaboration

      3.1. Scope of Collaboration. The Parties will work together to research, develop and commercialize Products pursuant to this Agreement. All such research and development work shall be conducted according to a Research & Development Plan during the Collaboration Term established and approved by the Research & Development Steering Committee pursuant to Article III. The Research & Development Plan will be conducted with the goals of (a) worldwide development of product in Primary, Secondary and Tertiary Indications and exploration of additional indications; and (b) development of efficient and economic processes for manufacture of Product. Procter & Gamble will commercialize Products pursuant to Article V. Alexion and Procter & Gamble agree that they will conduct the Research & Development Plan on a collaboration basis with the goal of commercializing Products.

      3.2. Research & Development Steering Committee Membership. The research and development work under this Agreement, as set forth in Section 3.1, shall be performed by the Parties pursuant to the oversight of the Research & Development Steering Committee. Notwithstanding the overall responsibility of the Research & Development Steering Committee for the management and direction of the collaboration hereunder, it is the expectation of the Parties that the following initial primary responsibilities shall be allocated between the parties, as follows:

                                           Initial Responsible Party for Primary
                                           Secondary & Tertiary Indications
                                           -------------------------------------
       Function/Activity                   U.S.                  Global
       -----------------                   ----                  ------

       non-clinical R&D                    Alexion               Alexion

       process development &
       clinical manufacture                Alexion               Alexion

       clinical packaging                  P&G                   P&G

       clinical design                     Alexion/P&G*          P&G

       clinical implementation             P&G/Alexion*          P&G

       clinical monitoring                 P&G/Alexion*          P&G

* Indicating shared responsibility with the first named Party being the lead Party.

      The Research & Development Steering Committee has overall responsibility for the definition, conduct and execution of the Research & Development Plan, which will include without limitation defining Success Criteria, setting the budget for Alexion activities, and determining allocation of work to be done by Alexion, Procter & Gamble or Third Parties. The Research & Development Steering Committee may delegate its responsibilities and activities to other committees (e.g., to a Patent Committee, Research Committee, Finance Committee,

Clinical Committee or such other committees as the Research & Development Steering Committee may establish); however, the Research & Development Steering Committee has final approval. The Research & Development Steering Committee will be co-chaired by two (2) members with one (1) member designated by each Party. The co-chairmen are senior R&D executives. The Parties will be free to change their respective representatives, on notice to the other Party. Total representation shall not exceed ten (10) members (five (5) members per Party) unless otherwise agreed to by the Parties. The first Research & Development Steering Committee meeting shall occur within thirty (30) days of the Effective Date.

      3.3. Meetings. The Research & Development Steering Committee will meet at least quarterly, or as the Parties shall otherwise agree. Either Party may call a special meeting of the Research & Development Steering Committee up to two (2) times per year, on fifteen (15) days' written notice to the other Party. The Party convening a special meeting shall send notices and agenda for such meeting. Meetings will alternate between the offices of the Parties, or may be held via teleconference, videoconference or such other place or manner as the Parties may mutually agree. The Party hosting any meeting shall appoint a secretary to the meeting who will record the minutes of the meeting which will be circulated to the members of the Research & Development Steering Committee promptly following the meeting for review, comment, and adoption.

      3.4. Decision-making Criteria. All decisions of the Research & Development Steering Committee shall be made by the co-chairmen and in the exercise of good faith. Such decisions shall adhere to the ethical and legal standards for the research-based pharmaceutical industry and shall be consistent with the use of Commercially Reasonable Efforts to research and develop Products. Subject to the foregoing, Procter & Gamble shall have the final decision in the Research & Development Steering Committee.

      3.5. Dispute Resolution. If Alexion does not agree with a decision by the Research & Development Steering Committee, the matter shall be referred for further review and resolution by the Chairman or CEO of Alexion and the President of Procter & Gamble Pharmaceuticals (the

"CEOs"), if both CEOs were not voting members of the Research & Development Steering Committee. Action will be delayed until such meeting or discussion between the CEOs. If the CEOs (or the Research & Development Steering Committee, if the CEOs are both voting members) cannot resolve the issue within ten (10) business days of such reference, the decision by Procter & Gamble's CEO shall be binding.

      3.6. Record-keeping. The Research & Development Steering Committee and all other committees formed thereunder shall appoint one Party to keep complete and accurate records pertaining to the committees' meetings and activities. The other Party shall have the right to review such records upon reasonable notice to the record-keeping party and at reasonable times.

      3.7. Non-compete. Neither Alexion nor Procter & Gamble shall itself or in conjunction with a Third Party enter into the development or commercialization of a Competing Product during the Term of this Agreement.

                      Article IV - Research and Development

      4.1. Research & Development Plan. The initial Research & Development Plan is set forth in Schedule 4.1 delivered contemporaneously herewith. Prior to the finalization of a Research & Development Plan, the Research & Development Steering Committee, or designated subcommittee, will adopt a process for managing project costs including but not limited to budget timing, forecast updates, invoicing procedures, etc. The Parties will agree to finalize a Research & Development Plan within sixty (60) days after the Effective Date. The Research & Development Steering Committee is authorized to approve and amend the Research & Development Plan (other than matters affecting Milestone payments or minimum number of FTEs set forth in Section 4.2(a)). The Research & Development Steering Committee may periodically modify the Research & Development Plan, within the scope of and in a manner consistent with this Agreement, and the more detailed responsibilities of each Party within the general scope of responsibilities set forth herein, and revise the Research & Development Plan accordingly. Procter & Gamble hereby designates Alexion as its favored development and commercialization partner and collaborator with respect to Collaboration Inhibitor except as otherwise specifically provided herein. The Research & Development Plan shall include a line item description and budget for all approved Alexion R&D activities and expenditures, including Alexion FTE allocations and any Third Party costs incurred by Alexion which will be reimbursed by Procter & Gamble.

      4.2. Funding of Research & Development Plan.

            (a) FTE-Based Funding and Other Funding. Procter & Gamble will fund Alexion FTEs for work pursuant to the Research & Development Plan and approved by the Research & Development Steering Committee. However, during the first three (3) Contract Years of the Agreement, notwithstanding any re-allocation of research effort or responsibility or any other changes to the Research & Development Plan, but subject to Sections 13.2 and 13.7(a) below, Procter & Gamble agrees to fund at least the following minimum number of Alexion FTEs listed below per Contract Year for work pursuant to the Research & Development Plan. Work includes without limitation, non-clinical research and development, process development and clinical assays.

                        Contract Year       Alexion FTEs
                        -------------       ------------

                              1                  12

                              2                  20

                              3                  20

      In addition to such FTE-based funding, Procter & Gamble shall pay or reimburse Alexion for outside costs to Third Parties approved by the Research & Development Steering Committee and incurred in connection with the Research & Development Plan but such outside costs shall exclude the routine costs of compensation, facilities, supplies and overhead of Alexion FTEs.

      All Direct Costs associated with work done pursuant to the approved Research & Development Plan shall be borne by Procter & Gamble.

            (b) Alexion's FTE Rate; Payment. Calculation of any FTE rate includes salary and benefits, bonuses and rewards, normal operating expenses (laboratory supplies, chemicals, equipment maintenance and repairs, etc.) and normal traveling expenses. Procter & Gamble's funding of Alexion's FTEs will be made at an annual rate of Two Hundred Twenty-Five Thousand U.S. Dollars ($225,000.00) per FTE. Such rate shall be adjusted for inflation by multiplying the amount in the contract by the percentage change in the U.S. CPI for all Urban Consumers as published by the U.S. Bureau of Labor Standards (the "CPI") for the period January 1999 to the June immediately preceding the Fiscal Year in question. An example calculation of the CPI adjustment is set forth in Schedule 4.2(b) delivered contemporaneously herewith.

      4.3. Alexion Obligations. Alexion shall use Commercially Reasonable Efforts to diligently perform the obligations of Alexion set forth in the Research & Development Plan, within the resources provided by Procter & Gamble. Such performance of the obligations hereunder by Alexion shall be at Procter & Gamble's cost and expense pursuant to such Research & Development Plan. To the extent not related to Alexion Patents or Joint Patents, all raw data generated from any clinical or nonclinical studies conducted hereunder by Alexion, and solely related to a Collaboration Inhibitor, in pursuance of the Research & Development Plan, during the Collaboration Term, and during the remaining Term of this Agreement, at Procter & Gamble's sole cost and expense shall be the sole property of Procter & Gamble. Alexion shall proceed diligently with the work to be performed by it as set out in the Research & Development Plan by using its reasonable commercial efforts within the resources provided by Procter & Gamble to provide allocation of sufficient time and effort, using personnel with sufficient skills and experience, to execute and substantially perform its obligations under the Research & Development Plan. During the Collaboration Term, Alexion shall commit such FTEs in its employ to the Research & Development Plan as determined by the Research & Development Steering Committee on an annual basis, subject to this Section 4.4 and Section 4.2.

      4.4. P&G Obligations. Procter & Gamble shall use the Commercially Reasonable Efforts to diligently complete the development of Products pursuant to the Research & Development Plan, and to diligently perform the obligations set forth in the Research &

Development Plan. Procter & Gamble shall be responsible for all costs and expenses in connection with such development efforts. In addition to Procter & Gamble's obligation for funding pursuant to Section 4.2, Procter & Gamble agrees to commit to the Research & Development Plan the resources which shall be necessary to fulfill its obligation under the Research & Development Plan (including extensions for the balance of the Collaboration Term).

      4.5. Research and Development Communication. Alexion and Procter & Gamble will submit reports to each other not less than two (2) times per year presenting a meaningful summary of research and development activities performed under this Agreement. Alexion and Procter & Gamble will make presentations of such activities to each other, beyond that made to the Research & Development Steering Committee, as reasonably requested by each other. All technology generated by the Parties in the course of the Agreement, in the Field, shall be disclosed pursuant to Section 10.1. The Parties shall use their best efforts to communicate information only within the scope of this Agreement. Alexion and Procter & Gamble will also communicate informally and through the Research & Development Steering Committee to inform each other of research and development done under this Agreement. Alexion will provide Procter & Gamble with raw data in original form or a photocopy thereof for any and all work carried out under this Agreement as reasonably requested by Procter & Gamble. Further, each Party shall keep complete and accurate records pertaining to the Parties' activities hereunder consistent with the creation and maintenance of raw data, records and reports necessary or useful in the preparation, approval and maintenance of Health Registrations for Products and Marketed Products and sufficient to enable, for example, the efficient transfer of Product manufacturing Know-how from Alexion to P&G. All information provided under this Section 4.5 is subject to Article X.

      4.6. Alexion Indications. During the term of the licenses granted to Procter & Gamble pursuant to Article II, Alexion may propose to the Research & Development Steering Committee indications which are not part of the Research & Development Plan for clinical development (Alexion Indications). The Research & Development Steering Committee shall evaluate the proposed Alexion Indication within sixty (60) days of such proposal. If the Research & Development Steering Committee shall deem the Alexion Indication not worthy of development, no such development shall occur.

      If, however, the Research & Development Steering Committee shall deem the Alexion Indication worthy of development, then (i) the Research & Development Plan shall be so modified within such sixty (60) day period or (ii) the Parties shall negotiate in good faith, within an additional sixty (60) day period, terms for development of such Alexion Indication. If the Parties cannot agree on such terms within ninety (90) days after Alexion proposes to Procter & Gamble an Alexion Indication, then Alexion can proceed at its own cost to develop the Alexion Indication in a manner approved by the Research & Development Steering Committee. Any actions by Alexion under these conditions is contingent on such actions being approved by the Research & Development Steering Committee and not being to the disadvantage of the collaborative efforts under the Research & Development Plan. At any time thereafter Procter & Gamble and Alexion will again meet and negotiate in good faith terms to provide Procter & Gamble an opportunity to buy back into the program for the development and commercialization of the Alexion Indication. In any case, it is intended that all work done on this indication continue to be discussed and approved by the Research & Development Steering Committee.

      4.7. No Solicitation of Employees. During the Collaboration Term and for a period of two (2) years thereafter, neither Alexion nor Procter & Gamble nor their respective Affiliates shall, without the prior consent of the other Party, solicit the employment of any person who during the course of employment with the other party or its Affiliate was involved with activities relating to the Research & Development Plan.

                      Article V - Manufacturing of Product

      5.1. Manufacturing of Product(s).

            (a) Alexion shall be responsible for process development and production of Collaboration Inhibitor and Product for the Research & Development Plan. To the extent such activities are being conducted through Third Parties, the terms of such Third Party agreement shall be approved by the Research & Development Steering Committee. Procter & Gamble shall purchase for such purpose clinical bulk material and/or vials of Product from Alexion at Alexion Product Cost calculated according to GAAP, payable within thirty (30) days of invoice, and verifiable by audit. Such supply of bulk material and vials of Product for clinical use shall be in accordance with applicable specifications and requests made and approved by the Research & Development Steering Committee.

            (b) Alexion shall have the continuing right, at its election, to bid for the manufacture of all or a portion of the commercial requirements of Product. Subject to the provisions of this paragraph, award of all or a portion of the right to manufacture commercial Product shall be determined by Procter & Gamble. If Alexion has in place or will have in place manufacturing capacity and Alexion shall meet required QA, regulatory, manufacturing and production criteria and its bid be at a price no higher than that offered by a comparably qualified bona fide Third Party contract manufacturer, Alexion shall have the right to manufacture all or a portion of such commercial requirements of Products upon commercially reasonable terms no less favorable to Procter & Gamble than that available from a comparably qualified alternative source, to be negotiated by Alexion and the Research & Development Steering Committee or Procter & Gamble, as the case may be. In the event the Parties are unable to reach agreement, either Party shall be entitled to submit the matter for settlement by arbitration in accordance with Section 14.4. During such periods as Alexion shall not be manufacturing all of the requirements of Product, Alexion shall be entitled to recommend the other contract manufacturing source, subject to final approval by the Research & Development Steering Committee or Procter & Gamble. Alexion shall fully cooperate in the license and transfer of the requisite manufacturing know-how to such Third Party contract manufacturer as Procter & Gamble determines.

                   Article VI - Health Registration Obligation

      Seeking Approvals. Procter & Gamble and its Affiliates will be the sponsor of Health Registrations where applicable in the Territory. Procter & Gamble and Alexion shall share responsibilities for Health Registration filings, interactions and correspondences related to the development, registration and approval of a Product within the Territory. Alexion shall have primary responsibility for the CMC part of regulatory filings. Alexion shall transfer sponsorship of all current Health Registration applications for Products to Procter & Gamble as established by the Research & Development Steering Committee. To the extent that Alexion intends to develop an Alexion Indication, the Research & Development Steering Committee shall provide the necessary access to any regulatory filings (including applications for Health Registrations). All costs associated with the Health Registration filings shall be borne by Procter & Gamble.

                       Article VII - Marketing of Products

      7.1. Marketing and Sales Strategy. As set forth herein, Procter & Gamble shall make all decisions regarding the strategy and tactics of marketing, selling and otherwise commercializing Marketed Products, including without limitation prices of Marketed Products, method of sales and distribution, organization and management of sales and marketing, packaging and labeling, appointment of distributors pursuant to Section 7.2, extent of Alexion's co-promotional activity pursuant to Section 7.3, and other terms and conditions for such sales and marketing. Notwithstanding the foregoing, Procter & Gamble will use Commercially Reasonable Efforts to commercialize each Product that receives Regulatory Approval, taking into account the scientific and commercial potential for such Product. Alexion will provide thirty (30) days' notice to Procter & Gamble, if, in Alexion's opinion, Procter & Gamble is not using such commercially reasonable and diligent efforts, in order for the Parties to discuss the situation and for Procter & Gamble to make diligent and continuing efforts to rectify the situation. If the Parties agree that Procter & Gamble is not using such commercially reasonable and diligent efforts, Procter & Gamble shall have an additional sixty (60) days to rectify the situation. If no agreement is made within the thirty (30) day period, then the matter may be taken to arbitration pursuant to Section 14.4.

      7.2. Exclusive Distributor. Subject to Section 7.3 below, Procter & Gamble may elect a Third Party to act as its agent in connection with the marketing, sale and distribution of Marketed Products on a country basis in the Territory. No amounts payable to or retained by any such agent shall affect the calculation of Net Sales.

      7.3. Alexion Co-Promotional Activities. Alexion will have an opportunity, but not the obligation, to participate in the sales efforts in the United States of a minimum twenty percent (20%) of a Marketed Product's sales effort. Upon the Research & Development Steering Committee's decision to prepare a Health Registration in the United States, Procter & Gamble shall provide a written request to Alexion regarding Alexion's intent to co-promote the Marketed Product. Said request shall contain a comprehensive Product marketing plan, and number of details and position, as defined in Schedule
7.3 (not less than 20% of total details to Alexion) and rate of reimbursement to Alexion. Within thirty (30) days of receipt, Alexion shall provide its written response. Should Alexion elect to participate, the Parties will immediately begin negotiations to enter into a Co-Promotional Agreement. Said Agreement will incorporate traditional provisions including but not limited to those set forth in Schedule 7.3. Alexion shall be solely responsible for hiring and funding the establishment of its internal sales organization. Procter & Gamble shall pay Alexion an amount equal to Procter & Gamble's costs for details and sales call position as if such details were made by Procter & Gamble's dedicated field-based sales force or trained contract sales force. Calculation of reimbursement to Alexion will be determined according to the proportion of dedicated field-based sales force or trained contract sales force that Procter & Gamble will employ for the promotion of Product in the U.S.

      7.4. No Restrictions on Business. Except as otherwise specifically provided herein, Alexion agrees that Procter & Gamble is in the business of developing, manufacturing and selling of pharmaceutical products and nothing in this Agreement shall be construed as restricting such business or imposing on Procter & Gamble the duty to market and sell Marketed Products hereunder to the exclusion of or in preference to any other product, provided such product is not a Competing Product.

          Article VIII - Milestones, Royalties, Payments and Accounting

      8.1. Milestones. In consideration of Alexion's commitment to conduct the Research & Development Plan and for the licenses granted hereunder, Procter & Gamble agrees to pay, in addition to funding all of the research and development costs related to Product incurred during this Agreement pursuant to Section 4.2, the following non-refundable, non-creditable one-time milestone payments to Alexion, contingent upon meeting the following milestones as follows:

                     Milestone                                        Amount
                     ---------                                        ------
                                                                  (US $ Million)
Pre-Health Registration Events

Upon execution of this Agreement                                     [*****]




         [**********]





U.S. Health Registration Events



         [**********]







         [**********]

Foreign Health Registration Events





         [**********]




      8.2. Royalty Calculation.

            (a) Procter & Gamble will pay to Alexion a royalty on Annual Contribution (to be defined in and calculated in accordance with Schedule 8.2(a)) of a Product on a worldwide basis, sold by Procter & Gamble, its Affiliates and sublicensees (including sales by distributors) in the Territory at the applicable rate listed below multiplied by the Annual Contribution:

                             Annual
                          Contribution                  Royalty
                          ------------                  -------
                            (US$)



                                         [********]




       For example, if Annual Contribution in 1998 was [*****], Procter & Gamble would pay Alexion [*****] Million [*****].

      If however, such royalty payment based on Annual Contribution in any year was less than a sum equal to [*****] of that year's annual Net Sales of the Products, then Procter & Gamble shall pay Alexion a total percentage payment for that year equal to [******] of that year's annual Net
Sales. With respect to each Product sold by Procter & Gamble, its Affiliates or sublicensees, Procter & Gamble shall pay Alexion hereunder, on a country by country basis, until the expiration of the period equal to the longer of (a) or (b) where (a) is the longer of (i) [*****] In countries in which there exist a non-infringing, marketed generic equivalent product (a product recognized and approved by the relevant regulatory authorities as pharmaceutically equivalent, directly substitutable and equivalent to the Marketed Product) in which sales of such product in such country by such Third Party exceed [*****] of sales of the Product, then the royalties payable by Procter & Gamble to Alexion pursuant to Section 8.2(a) shall be [*****]. Notwithstanding anything else in this Agreement, such royalties shall not in any event be lower than the aggregate royalties payable by Alexion to its licensors of Licensed Technology with respect to Products.

            (b) In the case of Product sales in a country wherein (a) [*****]

            (c) In addition to the royalties paid pursuant to Section 8.2(a) or
(b), Procter & Gamble will also pay Alexion the following additional milestone payments based on Net Sales. These are one-time only payments triggered on the first occurrence where total Fiscal Year Net Sales for Products exceeds Net Sales threshold levels described below:

                                                              Sales
                                                            Milestone
                  Net Sales                                  Payments
                  ---------                                  --------
                    (US$)                                 (US $ Million)

                                     [*****]

       All payments will be made pursuant to Section 8.5(d). An example calculation is set forth in Schedule 8.2(c) delivered contemporaneously herewith.

      * The Annual Contribution threshold levels in Section 8.2(a) and Net Sales threshold levels in Section 8.2(c) shall be adjusted for inflation by multiplying the value in the contract by the percentage change in the U.S. CPI for all Urban Consumers as published by the U.S. Bureau of Labor Standards (the
CPI) for the period from January 1999, to the June immediately preceding the Fiscal Year in question. An example calculation of the CPI adjustment is set forth in Schedule 4.2(b) delivered contemporaneously herewith.

      8.3. Sublicense Agreements. If Procter & Gamble, an Affiliate or sublicensee of Procter & Gamble sublicenses Alexion Patents or Alexion Know-how pursuant to Article V, or licenses or sublicenses Joint Patents, Procter & Gamble shall pay to Alexion fifty percent (50%) of all amounts received from the sublicensee or licensee, including without limitation, amounts in respect of initiation, milestone and performance payments, an advance against royalties or otherwise, and Procter & Gamble shall be entitled to a credit against total royalties payable in accordance with
Section 8.2(a) of all amounts paid to Alexion under this Section 8.3 for which Procter & Gamble's licensee or sublicensee shall be entitled to a credit against royalties or other amounts payable to Procter & Gamble under the terms of the applicable license or sublicense agreement delivered to Alexion in accordance with Section 2.3.

      8.4. Cash Only. Procter & Gamble shall not receive from sublicensees anything of value in lieu of cash payments in satisfaction of payment of obligations under a sublicense and this Agreement unless the express written permission of Alexion is obtained in advance. Procter & Gamble shall be entitled to receive rights to improvements and other benefits from sublicensees under sublicense agreements, without incurring any royalty obligations to Alexion in respect thereof.

      8.5. Payment.

            (a) Milestones payable under Section 8.1 will be paid not later than ten (10) calendar days following the event.

            (b) The FTE-based and other funding contemplated by Section 4.2 shall be payable quarterly during each Contract Year. Within 10 days of the Effective Date, Procter & Gamble will pay Alexion the pro rata payment for minimum FTEs for the first quarter of the first Contract Year.

            (c) Royalties payable under Section 8.2(a) and (b) and amounts payable under Section 8.3 will be paid not later than fifty-five (55) calendar days following the end of each Fiscal Quarter. All payments shall be accompanied by a report in writing showing on a country by country basis for the Fiscal Quarter for which such payment applies, the amount billed to Third Parties for Products sold during such Fiscal Quarter, the deductions from the amount billed to arrive at the Annual Contributions, the Annual Contributions for the Fiscal Quarter, and the royalties due on such Annual Contributions, such report being broken down by Marketed Product.

            (d) Royalties payable under Section 8.2(c) will be paid not later than fifty-five (55) calendar days following the end of each Fiscal Year. All payments shall be accompanied by a report in writing showing the Fiscal Year for which such payment applies, the Net Sales for the Fiscal Year, and the royalties due on such Net Sales, such report being broken down by Marketed Product.

            (e) Within ninety (90) days after the end of each Fiscal Year during the term of this Agreement commencing with the year during which the first commercial sale of a Product shall occur, Procter & Gamble shall provide to Alexion a report, prepared by Procter & Gamble, relating to the sale of Products, containing:

            (i) the total Net Sales of all Products sold by Procter & Gamble, it Affiliates and its sublicensees during such year; and

            (ii) the amounts owed to Alexion pursuant to this Agreement with respect to such year.

            (f) Any amounts owed pursuant to Sections 8.2(a), 8.2(b), 8.2(c) or
8.3 shall be paid in U.S. dollars using the average rate of exchange for the currency of the country from which the royalties are payable for the applicable period. Rates are averaged using those quoted in The Wall Street Journal (or Citibank, N.A. if such rates are not available in The Wall Street Journal).

            (g) Alexion shall submit a report to Procter & Gamble within sixty
(60) days after the end of each Fiscal Quarter detailing the number of Alexion FTEs performing work pursuant to the Research & Development Plan, detailed description of such work and other costs incurred pursuant to Section 4.2. Alexion shall submit invoices in U.S. dollars to Procter & Gamble. Invoices submitted to Procter & Gamble pursuant to this Section 8.5(g) are payable net thirty (30) days after receipt and are subject to audit by Procter & Gamble in addition to the audit provision pursuant to Section 8.8.

            (h) All payments due under this Article VIII will be deposited by Electronic Funds Transfer in a bank chosen by Alexion by the date due. Any amounts or royalties prohibited from export by a particular country will be deposited in a bank chosen by Alexion in such country. Any deductions for withholding taxes imposed by the country in which Net Sales take place will be withheld and paid as required by law. The amount of tax withheld shall be for the account of Alexion. Procter & Gamble will provide prompt evidence of payment of such taxes to the governmental or taxing authority. Procter & Gamble will assist Alexion in claiming relief from double taxation and shall use reasonable efforts to minimize any income taxes required to be withheld on behalf of Alexion by Procter & Gamble, its Affiliates or sublicensees, and promptly shall deliver to Alexion copies of all communications from or with such governmental authority with respect thereto.

            (i) Procter & Gamble shall report sales of Products by its sublicensees and pay royalties on such sales on the same basis as if such sales had been made by Procter & Gamble. Procter & Gamble shall ensure that its sublicense agreements obligate sublicensees to pay royalties and report on such a basis, and shall further give Alexion a right to require (to the extent permitted under the applicable sublicense agreement) that Procter & Gamble initiate an audit of such sublicensees' books. Alexion shall reimburse Procter & Gamble for Auditing costs initiated at Alexion's request should the Auditor determine the cumulative material discrepancy (Procter & Gamble and Sublicensee) is less than 3%.

      8.6. Records. Procter & Gamble (and its Affiliates and Sublicensees) and Alexion (and its Affiliates) will maintain, and will require their Affiliates to maintain, complete and accurate written records which are relevant to costs, expenses and payments under this Agreement and such records shall be open for inspection by a designated representative of the other Party with reasonable notice during reasonable business hours for a period of five years from creation of individual records. Such inspections are limited to two times per year.

      8.7. Interest Rate. Unless otherwise provided in this Agreement, any payments past due will bear interest at the prime rate (such quoted in The Wall Street Journal on the first day of the month of the accrual) plus two (2) percentage points, compounded monthly.

      8.8. Audit. Not more than once in any Fiscal Year and upon reasonable advance notice to the other party to this Agreement, Alexion or Procter & Gamble, as the case may be (the "Requesting Party"), shall be entitled to nominate a reasonably acceptable representative or independent certified public accountants reasonably acceptable to the other party to have access at reasonable times during normal business hours and upon reasonable prior notice (subject to signing a confidentiality agreement) to (a) Procter & Gamble's, its Affiliates' or sublicensees' records for Annual Contribution and Net Sales of Products (such audit of Procter & Gamble's sublicensee shall be initiated by Procter & Gamble), as the case may be, as they relate to the relevant Products for the purpose of verifying Procter & Gamble's calculation of royalty payments due hereunder or (b) Alexion' s records for Alexion' s calculation of FTE costs, Alexion Product Cost and any other costs to be paid by Procter & Gamble. Such accounting firm shall not disclose to the Requesting Party or to any third party any financial or other information relating to the business of the party whose records are being audited (the "Audited Party") except that which is necessary to inform the Requesting Party of the accuracy or inaccuracy of the Audited Party's calculation. Should such accounting firm discover information indicating, in its opinion, an inaccuracy in the calculation of the royalty payments or the Alexion expenses subject to payment by Procter & Gamble, as the case may be, it shall so notify the parties in writing thereof (and shall set out its preliminary conclusions in reasonable detail).

      The Audited Party shall advise the Requesting Party in writing within ten business days of receiving such notice should the Audited Party disagree with the determination of such representative or accounting firm. During the next 20 business days, such representative or accounting firm and the accountants of the Audited Party shall attempt to resolve the issue in dispute. Failing such agreement within such 20 day period, the accounting firm of the Requesting Party and the accountants of the Audited Party shall appoint another independent, nationally recognized accounting firm to conduct its own audit. The determination by such second accounting firm (the "Auditors") shall be final and binding on the parties. Any payments owed by the Audited Party shall be made within ten (10) days of the Audited Party's receipt of the Auditor's determination.

      In the absence of material discrepancies (in excess of 3%) in any request for reimbursement or audit resulting from such examination or audit, the accounting expense shall be paid by the Party requesting the examination or audit. If material discrepancies adverse to the Party requesting the examination or audit do result, the Audited Party shall bear the accounting expenses.

      Notwithstanding the foregoing, neither Party shall audit the same records twice.

                Article IX - Patents, Trademarks and Infringement

      9.1. Disclosure. Alexion shall disclose to Procter & Gamble Know-how, patents and developments in the Field included within Alexion Patents and Alexion Know-how known prior to the Effective Date. Further, each Party shall promptly disclose to the other Party any invention or Know-how or other developments in the Field. Invention disclosures in the Field will be disclosed in the normal course of the Agreement. Such disclosures will be made pursuant to
Article X.

      9.2. Alexion Obligation. Alexion shall take all such actions within its control required to maintain rights to Licensed Technology which is part of Alexion Patents and Alexion Know-how and, where necessary, subject to Section 2.4(b), shall take such action as Procter & Gamble reasonably deems necessary to enable Alexion to maintain such licenses, subject to the payment and performance by Procter & Gamble of its obligations and responsibilities under this Agreement and provided, that Alexion shall not be required to pay any licensor any funds in respect of Sales by Procter & Gamble, its Affiliates or sublicensees which it has not received from Procter & Gamble.

      9.3. Patent Applications. Alexion and Procter & Gamble will discuss and evaluate technology disclosed pursuant to Section 9.1, and confer regarding the advisability of filing patent applications to cover any technology resulting from the collaboration under this Agreement. The Party responsible for the filing, prosecution and maintenance of patent applications (herein "Responsible Party") shall be: (a) Procter & Gamble, if the subject invention is made solely by employees of Procter & Gamble; or (b) Alexion, if the subject invention is made solely by employees of Alexion or a licensor or agent thereof or (c) determined by agreement of the Parties for all other inventions, taking into account the nature of the invention and the relationship of the invention to inventions claimed in other patents or applications. Any patent `for an invention conceived or reduced to practice regarding technology during the Agreement shall be owned: (i) by Alexion (and shall be an Alexion Patent), if said invention is conceived and reduced to practice solely by employees of Alexion; (ii) by Procter & Gamble

(and shall be a Procter & Gamble Patent with respect to a Product) if said invention is conceived and reduced to practice solely by employees of Procter & Gamble; and (iii) by Procter & Gamble and Alexion (and shall be a Joint Patent), if said invention is conceived and reduced to practice by employees of Procter & Gamble and Alexion. Inventorship shall be determined according to the laws of the USA. Any dispute regarding the inventorship of an invention made under the Research & Development Plan shall be resolved by the decision of independent patent counsel, mutually acceptable to the Parties, after consideration of all evidence submitted by the Parties, except to the extent such decision is inconsistent with the subsequent determination of the appropriate patent or judicial authorities. Filing, prosecution, maintenance and enforcement of such Patents shall be handled pursuant to Article IX. Alexion and Procter & Gamble will discuss with each other the advisability of filing Patent applications beyond the priority country.

      9.4. Filing and Prosecution of Patents. The Responsible Party shall diligently file, prosecute, seek prompt issuance of, and maintain patent applications according to its own internal standards for effectively covering other inventions made by its employees or consultants. The Responsible Party will endeavor to ensure that all patent applications are filed before any public disclosures so as to ensure validity of patent applications filed outside of the United States. The Responsible Party will submit a substantially complete draft of each patent application to the other Party at least thirty (30) days prior to the contemplated filing date and consider any comments of the other Party, provided that in those circumstances where the Responsible Party believes time is of the essence, the Responsible Party will endeavor to provide the other with such advance notice as it reasonably can under the circumstances. Alexion and Procter & Gamble will confer with each other regarding the prosecution of such Patent Applications and will copy each other with any official action and submission in such Patent Applications. Except where otherwise noted, Procter & Gamble will be responsible for expenses associated with filing, prosecution and maintenance of Procter & Gamble patents and Alexion will be responsible for expenses associated with its patents.

      9.5. Alternate Responsibility for Prosecution. In the event a Party determines that it will not file, prosecute or maintain, a Patent in the Field in a particular country, it shall promptly notify the other Party, and such other Party shall then have the right, but not obligation, to assume responsibility for the Patent, and thereby become the Responsible Party for that Patent pursuant to Section 9.3. Such other Party shall be given all necessary authority by the Party not so filing, prosecuting or maintaining the Patent to file, prosecute, and maintain the Patent at the expense of such other Party.

      9.6. Infringement of Patents. Procter & Gamble and Alexion shall promptly notify the other in writing of any infringement of a Patent within the Patent rights licensed or to be licensed pursuant to Article II of which they become aware. Procter & Gamble and Alexion shall also promptly notify the other party in writing of any patent rights a Third Party may assert against a Product or Marketed Product.

      9.7. Enforcement of Patents.

            (a) Third Party Licenses. If (a) Procter & Gamble believes that a license to a Third Party patent is necessary for sale of Products in a country outside the United States and (b) Alexion does not agree that such Third Party license is necessary, then the Parties will submit the issue to a mutually acceptable independent counsel who will determine whether such Third Party license is necessary for sale of such Product in such country. If such independent counsel determines that such Third Party license is necessary for sale of Products in such country, or if Alexion agrees with Procter & Gamble's assessment, the Parties will share license costs, with Alexion responsible for 10% of such costs and Procter & Gamble responsible for 90% of such costs. If such independent counsel determines that such license is not necessary, Procter & Gamble may execute such Third Party license and be responsible for all such costs.

            (b) Defense and Settlement of Third Party Claims. If a Third Party asserts that a patent or other right owned by it is infringed by the manufacture, use or sale of any Product, then Procter & Gamble shall have the right but not the obligation to defend against any such assertions at its own expense, and Alexion shall have the right at its own expense to be represented by counsel of its own choice. In the event that Procter & Gamble declines to defend against such Third Party assertion, or Procter & Gamble fails to defend within sixty (60) days, then Alexion may defend against such assertion at its own expense.

            (c) Infringement of Licensed Technology by Third Parties with Respect to Products. If any exclusively licensed Licensed Technology appears to be infringed by a Third Party in any country in connection with the manufacture, use, offer for sale, or sale of any Product or a functionally equivalent competitive product in such country, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail, to the knowledge of the Party. Alexion shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement, by counsel of its own choice, and Procter & Gamble shall have the right, at its own expense, to be represented by counsel of its own choice. If Alexion fails to bring an action or proceeding within a period of twenty-five (25) days after having knowledge of infringement of an Alexion Patent or a Joint Patent, Procter & Gamble shall have the right to bring and control any such action by counsel of its own choice. Alexion will retain control of non-exclusively licensed Licensed Technology and Procter & Gamble shall have the right to be represented in any such action by counsel of its own choice at its own expense. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. No Party shall be obligated to bring or maintain more than one such suit at any time with respect to claims directed to any one method of manufacture or composition of matter or method of use.

            (d) Infringement of Certain Exclusively Licensed Alexion Patents other than Licensed Technology or Joint Patents by Third Parties with Respect to Products. If an exclusively licensed Alexion Patent, not including Licensed Technology, or Joint Patent appears to be infringed by a Third Party in any country in connection with the manufacture, use, offer for sale, sale or import of any product including Product, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail, to the knowledge of the Party. Procter & Gamble shall have the primary right, but not the obligation to institute, prosecute, and control any action or proceeding with respect to such infringement of such exclusively licensed Alexion Patent or Joint Patent by counsel of its own choice, and Alexion shall have the right, at its own expense, to be represented in any action involving an exclusively licensed Alexion Patent or a

Joint Patent by counsel of its own choice. If Procter & Gamble fails to bring an action or proceeding within a period of twenty-five (25) days after having knowledge of infringement, Alexion shall have the right to bring and control any such action by counsel of its own choice, and Procter & Gamble shall have the right to be represented in any action by counsel of its own choice at its own expense. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action and to give the first Party reasonable assistance and authority to file and prosecute the suit. If the Parties do not agree on a common course of action for any other such Patent within sixty (60) days following the notice provided under this Section 9.7, each Party may take such action as it determines to be in its best interest with respect to such apparent infringement.

            (e) Infringement of Procter & Gamble Patent by Third Parties with Respect to Products. If a Procter & Gamble Patent appears to be infringed by a Third Party in any country in connection with the manufacture, use, offer for sale, sale or import of any Product, the Party to this agreement first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail to the knowledge of the Party. Procter & Gamble shall have the right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement.

            (f) Monetary Awards. Any damages or other monetary awards recovered by reason of litigation under Section 9.7(b), 9.7(c) or 9.7(d) shall be allocated first to the costs and expenses of the Party bringing suit, then to the costs and expenses, if any, of the other Party. Any amounts remaining designated as lost profits shall be allocated to the Parties in a manner such that Alexion receives as nearly as possible the same amount as if Procter & Gamble had made Net Sales resulting in such lost profit. Any other amounts remaining shall be allocated fifty percent (50%) to the Party bringing suit and fifty percent (50%) to the other Party. No settlement or consent judgment or other voluntary final disposition of a suit under Section 9.7(b), (c) or (d) may be entered into without the consent of the Party not bringing the suit if such settlement, judgment or other disposition shall waive or affect any rights of the Party not bringing the suit or could result in the payment of money or impose any obligation on the Party not bringing the suit.

      9.8. Trademarks. Procter & Gamble shall file, prosecute and maintain all trademark applications and registrations for trademarks to be used for Products or Marketed Products. Procter & Gamble shall pay all expenses in connection with filing and prosecution of such trademarks which shall be owned by Procter & Gamble.

      9.9. Trademark Infringement and Enforcement. Alexion shall promptly notify Procter & Gamble of any infringement of a trademark under this Section 9.9 of which they become aware. Procter & Gamble may, but shall not be required to, prosecute any such alleged infringement or threatened infringement. Alexion shall cooperate fully with Procter & Gamble in such action. Any recovery obtained shall belong to Procter & Gamble.

      9.10. Unauthorized Use of Patent Rights. Neither Party shall willfully take any action which would, directly or indirectly, infringe, or induce or contribute to the infringement of, one or more claims of any issued Patent of the other Party or its Affiliates, except to the extent such action is authorized by a license granted under this Agreement. If either Party takes any action, directly or indirectly, to challenge the validity of any issued patent of the other Party or its Affiliates, then the other Party shall have the right in its sole discretion to terminate the Research & Development Plan; provided, however, in the circumstances where the challenged patent is included within the patent rights of the other Party, the other Party additionally shall have the right to terminate the licenses granted under Article V above, to the extent permitted by law, on a country-by-country basis. A Party shall not be entitled to withhold payment of any royalty accruing during any challenge to the validity of a patent included within the patent rights of the other Party.

                           Article X - Confidentiality

      10.1. Confidentiality and Non-Use Obligations. Each Party shall maintain in confidence all information (herein "Information") which is:

            (a) disclosed to it by the other Party pursuant to Section 9.1;

            (b) developed by the Party during the Term in the course of performance of the obligations under this Agreement;

            (c) the terms of the Agreement; or

            (d) other information ("Other Information") disclosed by the other Party which is outside the Field or otherwise not within the scope of the collaboration and which is considered confidential by the other Party, and so designated as confidential in writing when first disclosed or within thirty (30) days after disclosure if the first disclosure is oral (except for patent applications and related correspondence which shall be deemed confidential without being marked or any such designation).

      The Party shall take all reasonable precautions to:

            (a) prevent disclosure of such Information to Third Parties, except as set forth in Section 10.3 and Section 14.10, or as may be necessary for the filing or prosecution of patent applications pursuant to Article IX; and

            (b) use Patents and Know-how pursuant to the rights and obligations of the Party pursuant to Article II.

      The Party shall not use Other Information for any purpose.

      These restrictions upon disclosure and use of Information shall terminate ten (10) years after the date of the termination of the Agreement, but shall not apply to any specific portion of Information which:

                  (i) is Information which can be demonstrated by the recipient to have already been in the possession of the recipient at the time of disclosure by the other Party;

                  (ii) is or later becomes available to the public, as evidenced by documents which were generally published, other than by default by the Party;

                  (iii) is received from a Third Party having legitimate
            possession thereof and the independent legal right to make such disclosure;

                  (iv) is Other Information developed by the Party entirely
            without reference or use of Information, as established by probative documentary evidence; or

                  (v) is required to be disclosed by law or government
            regulation.

      10.2. Prior Non-Disclosure Agreements. The "Non- Disclosure Agreement" dated July 16, 1998 between Alexion Pharmaceuticals, Inc. and Procter & Gamble have separately been rendered void and all Information to be kept confidential under such agreements as of the Effective Date will be subject to the terms of
Section 10.1 as if disclosed under this Agreement.

      10.3. Research Manuscripts and Abstracts. It is understood that either Party may publish or otherwise disclose the results of the Research & Development Plan or of development studies of Collaboration Inhibitor in a reputable scientific forum (for example, as an abstract, poster presentation, lecture, article, book, or any other means of dissemination to the public). Such disclosures may be made to a Third Party with the approval of the Research & Development Steering Committee regarding (x) preclinical research; (y) clinical research disclosures after a final report exists, if disclosure presents no significant risk to regulatory filings and serves a compelling business reason for publication; and (z) other work by the Parties, upon approval by the Research & Development Steering Committee. No such disclosure shall be made to a Third Party until a patent application has been filed adequately describing and claiming any patentable technology embodied in such disclosure, pursuant to
Article VII. A party wishing to make any such disclosure shall submit a complete written draft of the disclosure to the other Party at least thirty (30) days prior to submission for the disclosure to a Third Party. The Party shall consider any comments from the other Party. Any disputes regarding the appropriateness, content and authors of any such disclosure shall be resolved by the Research & Development Steering Committee.

                  Article XI -- Representations and Warranties

      11.1. Governmental Compliance. Both Parties shall comply with all laws, rules and regulations applicable to the activities undertaken by both Parties hereunder.

      11.2. Alexion Representations and Warranties.

            (a) Alexion represents and warrants to Procter & Gamble the following, which shall be true and correct as of the Effective Date:

            (i) Organization and Good Standing. Alexion is a corporation duly organized, validly existing, and in good standing under the applicable laws of incorporation and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in, and is in good standing under, the laws of all states and nations in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

            (ii) Power and Authority. Alexion has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Alexion. This Agreement has been duly and validly executed by Alexion. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Alexion enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's right and remedies generally.

            (iii) Violations and Consent. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions therein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on Alexion or result in a breach of any term of the certificate of incorporation or by-laws of Alexion or any contract, agreement or other instrument to which Alexion is a party, except in each case to an extent not material.

      (b) Alexion represents and warrants to Procter & Gamble the following, which shall be true and correct as of the Effective Date:

            (i) to the best of Alexion's knowledge, Alexion has disclosed to Procter & Gamble technical, scientific and regulatory information relating to the Collaboration Inhibitor, and has not intentionally withheld any such material technical, scientific or regulatory information; and

            (ii) it owns or Controls under valid licenses the requisite rights to grant the licenses granted by it hereunder; and

            (iii) Alexion has no actual knowledge of any information rendering invalid or unenforceable any Patent licensed to Procter & Gamble under Article II. Alexion will promptly inform Procter & Gamble if it obtains such information after the Effective Date. Alexion has no actual knowledge of any Patents and Know-how owned by a Third Party that Alexion believes will prevent, inhibit, or limit the Parties from conducting the research, development and commercialization activities under this Agreement. Alexion warrants that, except with respect to the agreements for the Licensed Technology, it has not entered into any agreement with a Third Party that Alexion believes will prevent, inhibit, or limit the Parties from conducting the research, development and commercialization activities under this Agreement.

      EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ALEXION MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE ALEXION PATENTS, ALEXION KNOW-HOW, COLLABORATION INHIBITOR OR OTHER LICENSED TECHNOLOGY OR PRODUCTS, AND EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY OR COMMERCIAL APPLICATION OF ALEXION PATENTS, ALEXION KNOW-HOW, COLLABORATION INHIBITOR OR OTHER LICENSED TECHNOLOGY OR PRODUCTS.

      ALEXION AND ITS LICENSORS SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY PROCTER & GAMBLE OR ANY OTHERS RESULTING FROM THE USE OF THE ALEXION

      PATENTS, ALEXION KNOW-HOW, COLLABORATION INHIBITOR OR OTHER LICENSED TECHNOLOGY OR PRODUCTS EXCEPT IN THE CASE OF ALEXION AS IT RELATES TO DIRECT DAMAGE PURSUANT TO ARTICLE XII.

      11.3. Representations and Warranties of Procter & Gamble.

            (a) Procter & Gamble represents and warrants to Alexion the following, true and correct on the Effective Date:

            (i) Organization and Good Standing. Procter & Gamble is a corporation duly organized, validly existing, and in good standing under the applicable laws of incorporation and has full corporate power to own its properties and conduct the business presently being conducted by it, and is duly qualified to do business in. and is in good standing under, the laws of all states and nations in which its activities or assets require such status, except in any case where the failure to be so qualified and in good standing would not be material.

            (ii) Power and Authority. Procter & Gamble has full corporate right, power and authority to perform its obligations pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Procter & Gamble. This Agreement has been duly and validly executed by Procter & Gamble. Upon execution and delivery of this Agreement, it will be the valid and binding obligation of Procter & Gamble enforceable in accordance with its terms, subject to equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's rights and remedies generally.

            (iii) Violations and Consent. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions therein contemplated will not violate any law, rule, regulation, order, judgment or decree binding on Procter & Gamble or result in a breach of any term of the certificate of incorporation or by-laws of Procter & Gamble or any contract, agreement or other instrument to which Procter & Gamble is a party, except in each case to an extent not material. No authorization is required by Procter & Gamble for the execution, delivery, or performance of this Agreement by Procter & Gamble, except in each case to an extent not material.

            (iv) Evaluation. Procter & Gamble possesses the expertise and skill in the technical areas in which the Alexion Patents, Alexion Know-how, Collaboration Inhibitor and Products are involved necessary to make, and has made its own evaluation of the capabilities, safety, utility and commercial application of the Alexion Patents, Alexion Know-how, Collaboration Inhibitor and Products.

      11.4. Limitation on Warranties. The Parties understand that the research and development work to be conducted pursuant to this Agreement will involve untested, experimental, and currently undeveloped technology and that neither Alexion nor Procter & Gamble guarantees the safety or usefulness of any Product. Except as otherwise provided in this Agreement, nothing herein shall be construed as a representation or warranty by either Party to the other that any Patent or Know-how or other intellectual property right owned or Controlled by such Party is valid, enforceable, or not infringed by any Third Party, or that the practice of such rights does not infringe any property right of any Third Party or that any Patent will issue based upon a pending patent application or that any such patent which issues will be valid.

      11.5. Negative Covenants. Each Party hereby covenants to the other that such Party shall not use or practice the other Party's Patents or Know-how in any field or in any manner except as specifically licensed under this Agreement.

                    Article XII - Indemnification; Insurance

      12.1. Indemnification.

            (a) Research and Development Indemnification. Each party (the "Indemnifying Party") shall indemnify, defend and hold the other Party (the "Indemnified Party") harmless from and against any and all liabilities, claims, damages, costs, expenses or money judgments incurred by or rendered against the Indemnified Party and its sublicensees incurred in the defense or settlement of a Third Party lawsuit or in a satisfaction of a Third Party judgment arising out of any injuries to person and/or damage to property resulting from (i) the gross negligence or willful or intentional misconduct in the performance by it of its responsibilities under the Research & Development Plan or otherwise under this Agreement, or (ii) personal injury to the Indemnified Party employees or agents or damage to the Indemnified Party's tangible property resulting from acts performed by, under the direction of, or at the request of the Indemnifying Party in carrying out activities contemplated by this Agreement. Notwithstanding the above, each Party shall indemnify and hold the other Party harmless from and against that portion of any and all Losses due to the gross negligence or willful or intentional misconduct of such Indemnifying Party. Further, Procter & Gamble shall not indemnify, defend or hold harmless Alexion for any claims or liabilities arising from the actions or inactions of Alexion prior to the date of this Agreement.

            (b) Indemnification for Marketing. With respect to Products commercialized by Procter &Gamble under this Agreement, Procter & Gamble hereby agrees to save, defend, indemnify, and hold harmless Alexion, its agents and employees, and the principal investigator of the Licensed Technology and all licensors thereof, their officers, directors, trustees, employees and agents and all of their heirs, executors, administrators and legal representatives ("Indemnified Parties") from and against any and all such claims, actions, demands, loss, liability, expense or damage (including investigative costs, court costs and attorneys' fees) the Indemnified Parties may suffer, pay or incur as a result of claims, demands or actions against any of the Indemnified Parties to the extent arising or alleged to arise by reason of or in connection with any and all personal injury, economic loss and property damage caused or alleged to be caused or contributed to in whole or in part by the manufacture, use, handling, storage, sale, sublicense or other disposition of Products by Procter & Gamble, its Affiliates, agents or sublicensees, whether asserted under a tort or contractual theory or any other legal theory, including but not limited to any and all claims, demands, and actions in which it is alleged that
(1) an Indemnified Party's negligence or representations about the Products caused any defect in their manufacture, design, labeling or performance or (2) subject to in the case of patents and in respect to Alexion pursuant to Section 9.7, any alleged infringement of any patent, trademark or copyright, causes or contributed in whole or in part to the personal injury, economic loss of property damage.

            (c) Affiliates; Sublicensees. Procter & Gamble shall be responsible for and indemnify and hold Alexion and its licensors harmless from and against all acts and omissions of its Affiliates and sublicensees, as if performed or failed to be performed by it under this Agreement.

            (d) Procedure. Subject to Section 9.7, in the event that an Indemnified Party is seeking indemnification under Section 12.1(a), 12.1(b) or 12.1(c), it shall inform the Indemnifying Party of a claim as soon as reasonably practicable after it received notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

      12.2. Insurance.

            (a) Without limiting Procter & Gamble's indemnity obligations under Section 12.1. Procter & Gamble shall obtain or have obtained for it and it shall maintain or have maintained for it throughout the term of this Agreement and for at least ten (10) years after its termination or expiration
(i) general liability insurance in comprehensive form with a combined single limit of no less than $10,000,000, which shall cover at least bodily injury, personal injury, liability, property damage and product liability claims with respect to any technology licensed to it hereunder, Patents, or Product practiced, used, manufactured or sold pursuant to any development, testing and commercialization of technology, Patents, or Product, and (ii) contractual insurance in broad form in amounts reasonable and prudent in light of the risks involved in development, testing and commercialization of Products. All such policies shall include a contractual endorsement naming the Indemnified Parties as additional insureds and providing coverage for all liability which may be incurred by the Indemnified Parties in connection with this Agreement and require the insurance carrier(s) to provide Alexion with no less than thirty (30) days written notice of any change in the terms or coverage of the policy(ies) or its cancellation. In no event, however, shall Procter & Gamble be obligated to maintain any insurance in respect of Products manufactured or sold by Alexion.

            (b) Notwithstanding the provisions of Section 12.2(a), if and so long as Procter & Gamble shall have a consolidated net worth of at least
$1.0 billion, then the insurance coverage may be substituted by self-insurance provisions as such net worth and self-insurance shall be certified by a responsible corporate financial officer of Procter & Gamble. In such event, Procter & Gamble shall hold Alexion, its agents and employees, the principal investigators of the Licensed Technology and all licensors thereof, their officers, directors, employees and agents and all of their heirs, executors, administrators and legal representatives harmless from and against claims from Third Parties and other liabilities in a manner and measure equivalent to the insurance coverage otherwise required by this Section 12.2.

            (c) Alexion has obtained insurance coverage customary for a company of its size, engaged in the research and development of pharmaceutical products.

               Article XIII - Term, Termination: Change of Control

      13.1. Effective Date and Term.

            (a) Effective Date. Within three (3) days of the date first written above, the Parties shall file the appropriate documents with the U.S. Federal Trade Commission and the U.S. Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and including such Act's enabling regulations (collectively "HSR"). This Agreement shall become effective upon such date that the applicable HSR waiting period has expired or is otherwise terminated ("Effective Date").

            (b) Term. Unless terminated earlier by the Parties pursuant to Sections 13.2 or 13.3, this Agreement shall commence on the Effective Date and expire on the later of (i) the date of the last to expire Alexion Patent or Joint Patent having a Valid Claim or (ii) the date when royalty payments are no longer payable pursuant to Section 8.2(a). Upon expiration of this Agreement in accordance with clause (i) or (ii) of this Section, each Party shall grant to the other Party a non-exclusive worldwide license to use its Know-how, within the Field; provided, that Procter & Gamble shall continue to be responsible for milestone payments in accordance with

Sections 8.1 and 8.2(b) of this Agreement as if this Agreement shall not have so expired.

      13.2. Termination by Procter & Gamble.

            (a) Failure to Meet Success Criteria. Procter & Gamble may terminate the Agreement upon six (6) months prior written notice to Alexion if at any time, in the reasonable judgment of the Research & Development Steering Committee while in effect and thereafter in the reasonable judgment of Procter & Gamble, the licensed technology or the Product fails to meet Success Criteria, to be effective at any time at least two (2) years after the Effective Date.


             (b) Collapse of Working Hypothesis. If, within two (2) years after the Effective Date, Procter & Gamble shall reasonably determine, that the working hypothesis or scientific rationale underlying the Collaboration has collapsed and is no longer scientifically viable, then, unless Alexion shall agree in writing, Procter & Gamble shall be entitled to have such matter determined by peer review consensus. In such event, the Parties shall promptly submit such matter for determination by peer review consensus conducted by three scientists having expertise in the Field, one selected by Alexion, another by Procter & Gamble and the third by the two scientists so selected by the Parties. If Alexion shall have so agreed in writing or if such peer review consensus shall reasonably determine that the working hypothesis or scientific rationale underlying the Collaboration has collapsed and is no longer scientifically viable, then Procter & Gamble may terminate this Agreement by written notice to Alexion. Such notice shall be effective to terminate the obligations of Procter & Gamble under this Agreement upon receipt thereof by Alexion, except that, in order to provide for the orderly transition of responsibilities from Procter & Gamble to Alexion, the following obligations shall continue and the following shall occur: (i) the obligations and responsibilities of Procter & Gamble to fund FTEs at the level then in existence prior to such notice and make other payments contemplated by Section 4.2 shall continue until expiration of six (6) months after Alexion's receipt of such written notice of termination (subject to the reduction of such FTEs by Alexion in accordance with the orderly wind down by Alexion of such program), (ii) Procter & Gamble shall continue to be responsible for care and monitoring of clinical patients and other patients which have been dosed and (iii) Procter & Gamble shall assist Alexion in winding down any trials in progress in accordance with applicable industry standards and applicable governmental regulations.

      13.3. Material Breach. Failure by either Party (the "Breaching Party") to comply with any of the material obligations contained in this Agreement shall entitle the other Party (the "Non-breaching Party") to give to the Breach Party notice specifying the nature of the breach and requiring it to cure such breach.

            (a) If such breach involves the payment of money and is not cured or otherwise resolved by the Parties in writing within fifteen (15) days after receipt by the Breaching Party of such notice, either Party shall be entitled to initiate an audit under Section 8.8. In the event of such an audit, if the Auditor shall render an award of monetary damages payable to the Non-Breaching Party, and such amount shall remain unpaid for ten (10) days after the Breaching Party receives a copy of such judgment from the Non-breaching Party, the Non-breaching Party shall be entitled to terminate this Agreement.

            (b) If such breach does not involve the payment of money, and is not cured or otherwise resolved by the Parties in writing within sixty (60) days after receipt by the Breaching Party of such notice, either Party shall be entitled to initiate arbitration under Section 14.4 and at its sole discretion suspend performance under this Agreement. If such breach is not cured or otherwise resolved by the Parties in writing within such sixty (60) day period, and neither Party initiates an arbitration, all licenses and other rights of the Breaching Party under Patents and Know-how of the Non-breaching Party and all rights thereunder shall terminate and revert to the Non-breaching Party.

            (i) If the arbitrators find a material breach of this Agreement, then the Breaching Party may pay to the Non-breaching Party an amount equal to the amount of damages awarded by the arbitrators plus one hundred percent (100%) of such award. If the Breaching Party makes such a payment then the provisions of this Agreement shall continue in full force and effect. If the Breaching Party does not make such payment as provided in Section 13 .2(iii) below, this Agreement shall terminate and the Breaching Party shall pay to the Non-breaching Party the amount of damages awarded by the arbitrators.

            (ii) If the arbitrators find a material breach of this Agreement, then the

      Breaching Party may offer to pay to the Non-breaching Party, in consideration for the Non-breaching Party's election not to terminate the Agreement, an amount equal to the amount of damages awarded by the arbitrators plus fifty (50%) of such award. If the Non-breaching Party accepts such offer, the provisions of this Agreement shall continue in full force and effect. If the Breaching Party does not make such offer or if the Non-breaching Party rejects such offer, this Agreement shall terminate and the Breaching Party shall pay to the Non-breaching Party the amount of damages awarded by the arbitrators.

            (iii) Any payment required under the terms of Sections 13.3(a) or 13.3(b) shall be made in USD to the bank designated by the Party to be paid hereunder within ten (10) days after the determination of the audit contemplated by Section 8.7 or the decision of the arbitrators, as the case may be.

            (iv) Notwithstanding anything herein to the contrary, each Party may avail itself of the provisions of clause (i) and (ii), collectively, on a single occasion only.

      13.4. Bankruptcy. A Party may terminate (the "Terminating Party") this Agreement upon written notice, at any time after the other party (the "Bankrupt Party") is (1) dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(3) makes a general assignment, arrangement or composition with or for the benefits of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor's rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereon (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable law of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

      13.5. Termination by Mutual Consent. This Agreement may be terminated by mutual written consent of the Parties and rights hereunder divided as the Parties agree in writing.

      13.6 Certain Effects of Termination.

            (a) Termination by Procter & Gamble for Scientific Reasons; Termination by Alexion. Effective upon a termination under Section 13.2 or by Alexion in accordance with Section 13.3 or 13.7(b), the following shall occur:

                  (i) Procter & Gamble's licenses under the Alexion Patents and Alexion Know-how shall automatically be deemed to have terminated and all rights thereunder shall automatically be deemed to have reverted to Alexion; and Procter & Gamble shall be deemed to have transferred title to Alexion of all raw data generated from any clinical or nonclinical studies conducted hereunder by Alexion for Procter & Gamble;

                  (ii) Procter & Gamble shall, at the option of Alexion, either deliver to Alexion or discontinue to use and, with respect to materials other than raw data and biologics, destroy, all copies of Alexion Confidential Information and any other materials provided by Alexion to Procter & Gamble hereunder in the possession or Control of Procter & Gamble, its Affiliates or sublicensees, and shall furnish to Alexion an affidavit signed by a corporate officer or the Associate General Counsel of Procter & Gamble certifying that such delivery or destruction has been fully effected. Notwithstanding the foregoing, and provided Procter &

Gamble fulfills its obligations specified in this Agreement with respect to such materials. Procter & Gamble's Associate General Counsel may continue to retain solely for archival purposes a single copy of Alexion's Confidential Information and any other materials provided by Alexion, except that all biologics and original versions of raw data generated from any clinical or nonclinical studies conducted hereunder by Alexion for Procter & Gamble shall be transferred to Alexion.

                  (iii) Procter & Gamble shall be deemed to have granted to Alexion a fully-paid, exclusive worldwide license with the right to grant sublicenses, to Procter & Gamble's entire right, title and interest in Joint Patents, in the Field, which may be necessary for the sale of a Product and to Procter & Gamble Know-how, to make, have made, use and have used, import and have imported, offer for sale and sell and have sold Products, including all inventions, discoveries and improvements to Alexion Patents, Alexion Know-how, Collaboration Inhibitor and Products to which Procter & Gamble shall then have any rights;

                  (iv) Procter & Gamble shall be deemed to have granted to Alexion an exclusive or non-exclusive worldwide license, as Alexion shall elect with the right to grant sublicenses, to Procter & Gamble Patents, in the Field, which may be necessary for the sale of Products. The royalty rate will be negotiated by the Parties upon commercially reasonable terms, and will fairly reflect whether the license is on an exclusive or non-exclusive basis. If the Parties are unable to agree on such terms, either Party may submit such dispute to be settled by arbitration in accordance with Section 14.4.

                  (v) Procter & Gamble shall transfer to the Alexion or its designee title to and sponsorship of all Health Registrations, approvals and rights with respect to the Product anywhere in the Territory, and if title to and sponsorship of any such Health Registrations, approvals or rights is not transferable, then Procter & Gamble shall use all Commercially Reasonable Efforts to enable Alexion or its designee to make use of and prosecute such Health Registrations, approvals or rights;

                  (vi) Procter & Gamble shall, if such termination shall occur at any time after a trademark shall be used outside of Procter & Gamble for a Product (in trials, pre-launch or otherwise), transfer to Alexion, or grant a fully-paid royalty-free exclusive transferable license (with the right to sublicense) to Alexion for use and control of, all trademarks for the Product that are owned by Procter & Gamble anywhere in the Territory; and

                  (vii) Take any other steps which can only be taken by Procter & Gamble, necessary for Alexion or its designee to be able to market, promote, distribute, sell and manufacture Products in each country in the Territory without undue delay; and

                  (viii) Procter & Gamble shall indemnify, defend and hold Alexion harmless in accordance with Article XII above from the performance by it of its responsibilities under Section 3.2 prior to the date of termination and under Section 13.2(b) and this Section 13.6 after such termination.

            (b) Breach by Alexion. If Procter & Gamble shall terminate this Agreement in accordance with Section 13.3 due to a breach by Alexion, all licenses and other rights granted by Alexion to Procter & Gamble shall terminate and revert to Alexion, and Procter & Gamble shall continue to own the raw data generated from any clinical or nonclinical studies theretofore conducted hereunder by Alexion for Procter & Gamble. Alexion shall be entitled, at its option, to purchase such raw data from Procter & Gamble upon terms commercially reasonable, to be negotiated by the Parties. If the Parties are unable to agree on such terms, either Party may submit such dispute to be settled by arbitration in accordance with Section 14.4.

      13.7. Chance of Control. In the event of a Change in Control, as that term is defined in Section 13.9(a), of either the Parties or their respective Affiliates that are primarily responsible for undertaking the obligations under this Agreement (each collectively or individually then referred to as the "Acquired Company"), then the Party affiliated with the Acquired Company shall notify the other Party of any such Change in Control as soon as the Change in Control may publicly be announced. Upon receipt of any such notification, the other Party or an Affiliate thereof (the "Electing Company") shall have the unilateral right to give notice to the Acquired Company within thirty (30) days after its next regularly scheduled board meeting, but in no event longer than sixty (60) days after receipt of the Acquired Company's notification that, the Electing Company:

            (a) if the Electing Company shall be Procter & Gamble, Procter & Gamble may elect as provided in clause (i) or (ii) below:

            (i) Procter & Gamble may elect not to continue any one or more of the three activities of Alexion under this Agreement specified below in clauses (1), (2) and/or (3) (each an "Alexion Interest"), as follows:

            (1) Research - the research and development collaboration under Sections 3.1 and 3.2 of this Agreement, in which case the Research & Development Steering Committee shall develop a transition plan for the orderly cessation by Alexion of its responsibilities with respect to the collaboration under Sections 3.1 and 3.2 of the Agreement ("Alexion's Research Interest") within six (6) months of receipt by Alexion of such notice to discontinue (including the maintenance of patient care, FTE termination, adverse event responsibilities and regulatory matters) and upon the expiration of six (6) months after such notice from Procter & Gamble, Alexion's Research Interest shall terminate and Procter & Gamble shall be entitled to terminate FTE funding in accordance with Section 4.2 hereof or

            (2) Co-Promotion - the co-promotion of Products by Alexion under
      Section 7.3 of this Agreement, in which case (x) if Alexion shall not have elected in writing to participate in the marketing of Products as contemplated by Section 7.3 of this Agreement, Alexion shall cease such co-promotion activities within thirty (30) days after such notice, without charge, and (y) if Alexion shall have elected in writing to participate in the marketing of Products as contemplated by Section 7.3 of this Agreement, a determination pursuant to Section 13.9(c) will be made of the Purchase Price of the co-promotion rights in Alexion under
      Section 7.3 of the Agreement, including any rights it may have with respect to a co-promotion agreement with Procter & Gamble with respect to Products ("Alexion's Co-Promotion Interest"), and within fifteen
      (15) days following such Purchase Price determination Procter & Gamble will make the further election, in writing, either to (a) purchase Alexion's Co-Promotion Interest, or (b) rescind its election to purchase Alexion's Co-Promotion Interest as aforesaid. If after the date the Purchase Price of Alexion's Co-Promotion Interest shall be determined as aforesaid, Procter & Gamble shall elect to purchase Alexion's Co-Promotion Interest, upon the expiration of six (6) months after receipt by Alexion of such written election from Procter & Gamble, Alexion's Co-Promotion Interest shall terminate or

            (3) Manufacturing - the commercial manufacturing of Products by Alexion under Section 5.1(b) of this Agreement, in which case (x) if Alexion shall not have entered into a commercial manufacturing agreement with Procter & Gamble for Products as contemplated by Section 5.1(b) of this Agreement, Alexion shall cease such manufacturing activities within thirty (30) days after receipt of such notice, without charge, and (y) if Alexion shall have entered into a commercial manufacturing agreement with Procter & Gamble as contemplated by
      Section 5.1(b) of the Agreement, a determination pursuant to Section 13.9(c) will be made of the Purchase Price of the commercial manufacturing rights of Alexion under Section 5.1(b) of the Agreement, including any rights it may have with respect to a manufacturing agreement with Procter & Gamble with respect to Products ("Alexion's Manufacturing Interest"), and within fifteen (15) days following such Purchase Price determination Procter & Gamble will make the further election, in writing, either to (a) purchase Alexion's Manufacturing Interest, or (b) rescind its election to purchase Alexion's Manufacturing Interest as aforesaid. If after the date the Purchase Price of Alexion's Manufacturing Interest shall be determined as aforesaid, Procter & Gamble shall elect to purchase Alexion's Manufacturing Interest, upon the expiration of six (6) months after receipt by Alexion of such written election from Procter & Gamble, Alexion's Manufacturing Interest shall terminate.

      The rights set forth above to terminate or discontinue Alexion's Research, Co-Promotion and/or Manufacturing Interests under the circumstances set forth above shall in no event affect or impair any of the parties rights or obligation with respect to Patents and Know-how under this Agreement, including without limitation the continuing obligation of Procter & Gamble to make milestone, royalty and sublicense payments pursuant to Sections 8.1, 8.2 and 8.3 hereof, all of which shall survive any such termination or discontinuance of Alexion's Research, Co-Promotion and/or Manufacturing Interests. The right of Procter & Gamble to terminate such Interests is divisible and can be exercised by Procter & Gamble with respect to one or more of such Interests.

            (ii) Procter & Gamble may elect to continue any one or more of Alexion's Research, Co-Promotion and Manufacturing Interests, in which case Procter & Gamble may request in writing that the ultimate parent of the entity acquiring control of the Acquired Company agree to commit in writing, within twenty (20) days after receipt of such request, to continue to perform the specified Alexion Interest or Interests, to otherwise agree to be bound by the provisions of this Agreement, and to agree to commit in writing to duly and timely pay, perform and discharge all of the obligations of the Party affiliated with the Acquired Company under this Agreement, including without limitation, all of the obligations to be performed by it during the immediately succeeding twenty-four months of the then existing Research & Development Plan, a copy of which Plan shall accompany any such notice. If and to the extent that Procter & Gamble shall fail to elect to proceed as provided in clause (i) above, Procter & Gamble shall be deemed to have elected to proceed in accordance with this clause (ii). If and to the extent the ultimate parent of the acquiring entity accepts these conditions, the specified Alexion Research, Co-Promotion and Manufacturing Interest or Interests, as the case may be, shall continue, and the option of Procter & Gamble to elect to terminate or purchase such Alexion Interest or Interests in accordance with clause
      (i) above shall expire, unless Procter & Gamble shall elect to proceed in accordance with clause (i) with respect to such Alexion Interest or Interests within thirty (30) days prior to the expiration the period of one (1) year from the date of the Change of Control or such longer period as the Parties shall agree in writing with respect to the specified Alexion Interest or Interests (the "Trial Period"). If the ultimate parent of the acquiring entity fails to give notice within the required period that it will be bound by the provisions of this Agreement, Procter & Gamble shall be deemed to have exercised its option to terminate the specified Alexion Interest or Interests as of the expiration of such twenty (20) day period and to proceed in accordance with clause (i) above.

            (b) if the Electing Party shall be Alexion, Alexion may request in writing that the ultimate parent of the entity acquiring control of the Acquired Company agree to commit in writing, within twenty (20) days after receipt of such request, to continue to perform the collaboration, to otherwise agree to be bound by the provisions of this Agreement, and to agree to commit in writing to duly and timely pay, perform and discharge all of the obligations of the Party affiliated with the Acquired Company under this Agreement, including without limitation, all of the obligations to be performed by it during the immediately succeeding twenty-four months of the then existing Research & Development Plan, a copy of which Plan shall accompany any such notice. If and to the extent the ultimate parent of the acquiring entity accepts these conditions, the collaboration shall continue. If the ultimate parent of the acquiring entity fails to give notice within the required period that it will be bound by the provisions of this Agreement as aforesaid, Alexion shall be deemed to have terminated this Agreement as of the expiration of such twenty (20) day period.

      13.8. Substantial Stock Accumulation. In the event of a Substantial Stock Accumulation in either the Procter & Gamble Parent or the Alexion Parent, as soon as the Party affiliated with the Affected Company has knowledge of the Substantial Stock Accumulation, it shall give prompt notice to the other Party. Such notice shall be separate from and in addition to the notice provided for in
Section 13.7 and must be given regardless of whether the Party affiliated with the Affected Company regards the Substantial Stock Accumulation as being not in the best interest of the collaboration. From the date on which the Party affiliated with the Affected Company has notice of the Substantial Stock Accumulation, the following provisions shall become effective and remain effective until the Substantial Stock Accumulation is eliminated, unless otherwise agreed:

            (i) If the Party that is not affiliated with the Affected Company reasonably determines in good faith that the person or entity making the Substantial Stock Accumulation is a competitor of such Party or its Affiliates in the Field with a Competing Product such Party may so inform the other Party in writing. Promptly after receipt of such notice, the Party affiliated with the Affected Company shall establish a procedure whereby no director or executive employee of the Affected Company who was not a director or employee of the Affected Company prior to the Substantial Stock Accumulation, and who was previously a director or employee of the person or entity making the Substantial Stock Accumulation (a "Tainted Director or Executive"), shall receive any of the following:
      (x) confidential information of the other Party and its Affiliates; and
      (y) of the collaboration, except that any such Tainted Director or Executive confidential scientific Information can be given information as to actual and projected sales and profits of the collaboration.

            (ii) If the Party that is not affiliated with the Affected Company does not give notice pursuant to this Section 13.8 the Party affiliated with the Affected Company shall establish a procedure whereby no Tainted Director or Executive shall receive confidential information of the other Party and its Affiliates but need not place any restrictions on confidential or other information of the collaboration.

            (iii) In the event of a material violation of this Section 13.8, the non-breaching Party may, without resort to the dispute resolution procedure set forth in

      Section 14.4, bring an immediate court action or enjoin such violation and to recover any damages that it may have incurred by reason of such violation.

      13.9. Definitions.

            (a) For purposes of this Agreement, a "Change in Control" of a company shall be deemed to have occurred in the event of (i) a merger, combination, reorganization or consolidation of the company with or into another corporation with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation is held by shareholders of the company immediately prior to such event, (ii) the sale of all or substantially all of the properties and assets of the company and its subsidiaries, or (iii) the acquisition by any individual, firm, corporation, or entity (other than any profit sharing or other employee benefit plan of the company or any Affiliate, or any employee or group of employees or former officers an/or directors of the company or its Affiliates) of beneficial ownership, directly or indirectly, of securities of the company representing more than forty percent (40%) of the combined voting power of the company's then outstanding voting securities; provided, however, that no such event referred to in clause (i) or (iii) above with respect to Alexion may result in a Change of control of Alexion unless the market capitalization of the other company involved in the transaction referred to in the clause (i) or (iii) above, as the case may be, prior to the public announcement of such transaction, shall be more than five (5) times the nmarket capitalization of Alexion at such time. Notwithstanding the foregoing, for purposes of this Section 13.9(a), a Change in Control shall only be deemed to occur for Procter & Gamble if there is a Change in Control of The Procter & Gamble Company or Procter & Gamble Pharmaceuticals, Inc.

            (b) A "Substantial Stock Accumulation" of a company shall be deemed to have occurred in the event of the accumulation by any individual, firm, corporation, or entity (other than any profit sharing or other employee benefit plan of the company or any Affiliate, or any employee or group of employees or former officers an/or directors of the company or its Affiliates) of beneficial ownership, directly or indirectly, of securities of the company representing more than forty percent (40%) of the combined voting power of the company's then outstanding voting securities.

             (c) The "Purchase Price" for purposes of Section 13.7 shall be determined as follows:

                  (i) Purchase Price refers to such of Alexion's Co-Promotion and Manufacturing Interests as shall be the subject of an election by Procter & Gamble to purchase, and shall be equal to the Valuation (as defined herein) of such Interest to be purchased under this Agreement, determined as follows:
Each Party shall designate an investment banking firm of its choice, and each investment banking firm will be asked to prepare an appraisal as to the fair market value of such of Alexion's Co-Promotion and/or Manufacturing Interests as a going career that would be received in cash from a Third Party if a sale of such Interest or Interests were made to a Third Party with the consent of the other Party, taking into account any contractual obligation of either Party or its Affiliates to refrain from manufacturing or marketing a product competitive with the products in the Territory for any period, the value of the information, Patents and Know-how, and other assets being licensed and the potential market for such Products and Marketed Products in the Territory (a "Valuation"). For such Valuation, Alexion shall be entitled (1) to add to its Manufacturing Interest any testing, manufacturing and production assets used or useful solely or dedicated to manufacture Products and (2) to add toits Co-Promotion Interest resources used or useful solely or dedicated to such Co-Promotion Interest, and the fair market value thereof shall be included within the Valuation. The investment bankers will be asked to submit their Valuations of Alexion's Interest or Interests within thirty (30) days after the Purchase Date as defined in Section 13.9(c)(v). In the event of a Party's failure to obtain an investment banking firm's Valuation within thirty (30) days after the Purchase Date, the Valuation will be the Valuation determined by the investment banking firm appointed by the other Party.

            (ii) If the difference between the lower Valuation and the higher Valuation is not more than ten percent (10%) of the higher Valuation, or if the Valuations are equal, the final Valuation shall be the average of the Valuations. If the difference between the two (2) Valuations is more than ten percent (10%) of the higher Valuation, the investment bankers will select a third investment banking firm from those known as major bracket investment banking firms, and that firm shall also prepare a Valuation. The third investment banking firm will not have access to the Valuations prepared by the other investment banking firms. The two (2) Valuations that are the closest in value then shall be averaged, and the resulting average shall be the final Valuation.

            (iii) The purchase of an Alexion Interest shall thereafter be consummated by payment of the Valuation within sixty (60) days after receipt of all investment bankers' valuations or such later date upon which all necessary regulatory approvals have been obtained and/or regulatory waiting periods have expired.

            (iv) Each Party shall bear the expense of obtaining the Valuation of the investment bankers selected by such Party, and if a third investment banker is selected, the expense of obtaining its Valuation shall be borne equally by the Parties.

            (v) Unless otherwise agreed in writing by the Parties, the Valuation for an Alexion Interest shall be calculated as of the date of the Electing Company's notice that it elects to exercise its option to purchase such Alexion Interest or Interests under Section 13.7(a)(i) (such date shall be referred to as the "Purchase Date").

            (vi) During the pendency of the option election and valuation process, the Parties shall continue to perform their customary activities under this Agreement.

      13.10. Surviving Rights. Except as modified in Sections 13.1(b), 13.3 and
13.6 hereof, the obligations and rights of the Parties under Articles VIII, X, XI, XII and XIII shall survive termination or expiration of this Agreement.

      13.11. Accrued Rights. Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, including, without limitation, the payment obligations under Section
4.2 and Article VIII hereof and any and all damages arising from any breach hereunder. Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Agreement.

      13.12. Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is affected, all other remedies will remain available except as agreed to otherwise herein.

      13.13. Certain Injunctive Relief. Due to the important confidentiality concerns of the parties, and for other reasons, the parties will be irreparably damaged in the event that the provisions of Articles X and XIII hereof are not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of either such Article by any of the parties hereto, the other party shall, in addition to any other remedies it may have, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions of such Articles.

                           Article XIV - Miscellaneous

      14.1. Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or loss on account of failure of performance by the Defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the reasonable control of the Defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure and given prompt notice to the other Party.

      14.2. Notices. Any notices or communications provided for in this Agreement to be made by either of the Parties to the other shall be in writing, in English, and shall be made by prepaid air mail with return receipt addressed to the other at its address set forth above. Any such notice or communication may also be given by hand or facsimile to the appropriate designation with confirmation of receipt. Either Party may by like notice specify an address to which notices and communications shall thereafter be sent. Notices sent by mail shall be effective upon receipt; notices given by hand shall be effective when delivered.

      Notices for Alexion shall be sent to:

                   Alexion Pharmaceuticals, Inc.
                   Attn: President
                   25 Science Park
                   New Haven, Connecticut 06511

      With copy to:

                   Golenbock, Eiseman, Assor & Bell
                   Attn: Lawrence M. Bell, Esq.
                   437 Madison Avenue
                   New York, New York 10022

      Notices for Procter & Gamble shall be sent to:

                   Procter & Gamble Pharmaceuticals, Inc.
                   Attn: President
                   10200 Alliance Road
                   Cincinnati, Ohio 45242-4716

      With copy to:

                   Procter & Gamble Pharmaceuticals, Inc.
                   Attn: Associate General Counsel
                   10200 Alliance Road
                   Cincinnati, Ohio 45242-4716

      14.3. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, as such laws are applied to contracts entered into and to be performed within such state. Any claim or controversy arising out of or related to this Agreement or any breach hereof shall be submitted to arbitration pursuant to Section 14.4. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

      14.4. Arbitration. Except as otherwise provided in Sections 8.8, 9.3, 9.7(a), 13.11 and 13.13 of this Agreement, disagreements shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. However, nothing contained herein shall prevent the party or parties hereinafter indicated from pursuing any and all of their rights and remedies in the courts of any competent jurisdiction, without submitting the same to arbitration or consenting to the arbitration thereof as it relates to the following:

                  (i) Either Party, in the event of a default or alleged default by the other Party in the payment of its monetary obligations under Section 4.2 or Article VIII hereof.

                  (ii) Either Party, in the event of the occurrence or alleged occurrence of an event of a breach or alleged breach by the other of any of the provisions of Article X or XII hereof.

      The parties further agree that each such disagreement be submitted to a panel of three (3) impartial arbitrators with each Party selecting one (1) arbitrator within fifteen (15) days of a request for arbitration and the two (2) selected arbitrators selecting a third arbitrator who is experienced in the United States pharmaceutical industry within thirty (30) days after the request. Any arbitration hereunder shall commence within thirty (30) days after appointment of the third arbitrator and shall be held in Cincinnati, Ohio, if such arbitration is requested by Alexion or New Haven, Connecticut, if such arbitration is requested by Procter & Gamble. Upon reasonable notice and prior to any hearing, the Parties will allow document discovery and will disclose all materials relevant to the subject matter of the dispute. The arbitrators shall make final determinations as to any discovery disputes. The decision of the arbitrators shall be rendered no later than sixty (60) days after commencement of arbitration. The costs of arbitration shall be split by the parties unless the arbitrators decide otherwise. Any judgment or decision rendered by the panel shall be binding upon the Parties and shall be enforceable by any court of competent jurisdiction.

      14.5. Non-waiver of Rights. Except as specifically provided for herein, the waiver from time to time by any of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party's rights or remedies provided in this Agreement.

      14.6. Severability. If any term, covenant, or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable, and in the event that the Parties are unable to agree upon a reasonably acceptable alternative, then the Parties agree that a submission to arbitration shall be made in accordance with Section 14.4 to establish an alternative to such invalid or unenforceable term, covenant, or condition of this Agreement or the application thereof, it being the intent that the basic purposes of this Agreement are to be effectuated.

      14.7. Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto in the scope of the Collaboration, with the exception of any agreements by the Parties executed at an even date hereof, and supersedes and terminates all prior agreements and understanding between the parties under this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

      14.8. Retained Rights. Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development with respect to and market products outside the Field using such Party's technology including know-how and Patents.

      14.9. Assignment.

            (a) The Parties recognize that each may perform some of its obligations hereunder through Affiliates; provided, however, that Procter & Gamble and Alexion shall remain responsible and be guarantors of such performance by their Affiliates and shall cause their Affiliates to comply with the provisions of this Agreement in connection with such performance.

            (b) Except as provided in Section 14.9(c) below, Procter & Gamble and Alexion may only assign their rights under this Agreement in any country of the Territory to a Third Party with written permission of the other Party, which permission will only be given at its sole discretion.

            (c) Upon a Change of Control of Alexion, Procter & Gamble may assign all but not less than all of its rights under this Agreement to a financially responsible Third Party, on the terms and conditions set forth in this Section 14.9(c). If Procter & Gamble shall intend to assign its rights under this Agreement, it shall give Alexion written notice thereof, and Alexion or a parent thereof shall be entitled, for sixty (60) days thereafter to negotiate a purchase of such rights from Procter & Gamble.

      If the Parties cannot agree within such sixty (60) day period and if Procter & Gamble shall intend to assign its rights under this Agreement to a Third Party, it shall give Alexion prior written notice, specifying the intended assignee, the terms and conditions of such assignment and the intended closing date. Alexion or a parent thereof shall have the first and prior right of refusal with respect to the rights and properties to be assigned, at the same price and upon the same terms and conditions as offered by the proposed Third Party assignee. Alexion shall have a period of thirty
(30) days from the receipt of such written notice (which shall include a copy or, to the extent confidential, describe the terms and conditions of such Third Party offer) within which to accept or reject the same. If Alexion elects to accept the terms of the Third Party offer, it shall so signify within such thirty (30) day period by notice to Procter & Gamble. If Alexion fails to accept such offer, Procter & Gamble shall have the right, during a period of ninety (90) from the date the last Third Party offer to Alexion expires, to assign its right under this Agreement to the intended assignee, at the same price and upon the same terms and conditions as were set forth in the notice of the proposed Third Party assignee's offer last received by Alexion as herein provided, in a bona fide transaction. If any of the price or terms offered to or by such intended assignee shall change to be more favorable to the assignee, Procter & Gamble shall give Alexion written notice thereof and Alexion or a parent thereof shall have the right to purchase such rights and properties on such revised terms. If Alexion or a parent thereof shall not accept any such revised offer within fifteen (15) days after receipt of the latest revised offer, Procter & Gamble shall be entitled to make such assignment to such Third Party on the terms last offered to Alexion. For such assignment to be effective, such Third Party shall deliver to Alexion, prior to the effective date of such assignment, a written confirmation of the agreement of such Third Party to be bound by the provisions of this Agreement and its commitment to duly and timely pay, perform and discharge all obligations of Procter & Gamble under this Agreement, including without limitations, all of the obligations to be performed by it under the existing Research & Development Plan, a copy of which Plan shall accompany such written agreement. Such assignee shall not have the right to further assign this Agreement under this clause (c).

      14.10. Publicity.

            (a) The Parties will jointly prepare and agree upon the public announcements of the execution of this Agreement. Thereafter, Procter & Gamble and Alexion will jointly discuss, based on the principles of this Section 14.10, any press releases and any other public statements (other than those contemplated by Section 10.3 above) regarding the subject matter of this Agreement, the research to be conducted under this Agreement or any other aspect of this Agreement, subject in each case to disclosure otherwise required by law or regulation. Each Party shall afford the other Party a reasonable opportunity to review a press release prepared by it.

            (b) In the discussion and agreement of Section 14.10(a), the principles observed by Procter & Gamble and Alexion will be accuracy, the requirements for confidentiality under Article X, the advantage a competitor of Procter & Gamble or Alexion may gain from any statement under Section 14.10(a), the requirements of disclosure under any securities laws or regulations of the United States, including those associated with SEC and regulatory filings and public offerings, the restrictions imposed by the Federal Food, Drug and Cosmetic Act, and the standards and customs in the pharmaceutical industry for such disclosures by companies comparable to Procter & Gamble and Alexion.

      14.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

                             Article XV - Execution

      15.1. In witness whereof, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first written above.

The Procter & Gamble Company

By: /s/ Mark A. Collar                            Form MPM
   --------------------------------                   --------------------------
   Mark A. Collar                                 Finance WCH
   Vice President - Global Pharmaceuticals,              -----------------------
   Procter & Gamble Worldwide                     Execution AFM
                                                           ---------------------


Alexion Pharmaceuticals, Inc.

By: /s/ Leonard Bell
   --------------------------------
   Leonard Bell
   President and Chief Executive
   Officer

                                  Schedule 1.5

                                 Alexion Patents

             Non-Exclusive License from Enzon ("Ladner Patents" etc.)


------------------------------------------------------------------------------------------------------------------------
         Title                Country      Application    Priority Date    Application/     Issue Date      Expires
   (of priority app.)                         Date                          Patent No.                    (calculated)
------------------------------------------------------------------------------------------------------------------------
Single Polypeptide Chain
     Molecules                  US          01/18/89        09/02/86        4,946,778       08/07/90        08/07/07
------------------------------------------------------------------------------------------------------------------------
                                 "          04/25/90            "           5,260,203       11/09/93        11/09/10
------------------------------------------------------------------------------------------------------------------------
                                 "          04/01/93            "           5,445,030       10/03/95        10/03/12
------------------------------------------------------------------------------------------------------------------------
                                 "          06/06/95            "           5,518,889       05/21/96        05/21/13
------------------------------------------------------------------------------------------------------------------------
                                 "          06/06/95            "           5,534,621       07/09/96        07/09/13
------------------------------------------------------------------------------------------------------------------------
                                PCT         09/02/87            "        PCT/US87/02208
------------------------------------------------------------------------------------------------------------------------
                                EPO             "               "            0281604        03/31/93        09/02/06
------------------------------------------------------------------------------------------------------------------------
                                AT              "               "               "               "               "
------------------------------------------------------------------------------------------------------------------------
                                BE              "               "               "               "               "
------------------------------------------------------------------------------------------------------------------------
                                FR              "               "               "               "               "
------------------------------------------------------------------------------------------------------------------------
                                DE              "               "               "               "               "
------------------------------------------------------------------------------------------------------------------------
                                IT              "               "               "               "               "
------------------------------------------------------------------------------------------------------------------------
                                LU              "               "               "               "               "
------------------------------------------------------------------------------------------------------------------------
                                NL              "               "               "               "               "
------------------------------------------------------------------------------------------------------------------------
                                SE              "               "               "               "               "
------------------------------------------------------------------------------------------------------------------------
                                CH              "               "               "               "               "
------------------------------------------------------------------------------------------------------------------------
                                GB              "               "               "               "               "
------------------------------------------------------------------------------------------------------------------------
                                CA          09/04/87            "             546,164
------------------------------------------------------------------------------------------------------------------------
                                JP          09/02/88            "              219589
------------------------------------------------------------------------------------------------------------------------
  Computer-Based System
     And Method For
  Determining Possible
   Chemical Structure           US          09/02/86        09/02/86        4,704,692       11/03/87        11/03/04
------------------------------------------------------------------------------------------------------------------------
                                 "              "           09/09/88        4,881,175       11/14/89        11/14/06
------------------------------------------------------------------------------------------------------------------------
 Linkers for Linked Fusion
      Polypeptides              US          11/20/92        04/07/94        5,856,456       01/05/99        01/05/16
------------------------------------------------------------------------------------------------------------------------



         Non-Exclusive License from Medical Research Council ("Winter Patents")


------------------------------------------------------------------------------------------------------------------------
         Title                Country      Application    Priority Date    Application/     Issue Date      Expires
   (of priority app.)                         Date                          Patent No.                    (calculated)
------------------------------------------------------------------------------------------------------------------------
   Recombinant DNA
 Products and Methods           GB          03/26/87        03/26/87        GB218863B       05/23/90        03/26/07
------------------------------------------------------------------------------------------------------------------------
                                EP              "               "             239400        08/30/94            "
------------------------------------------------------------------------------------------------------------------------
                                AT              "               "
------------------------------------------------------------------------------------------------------------------------
                                BE              "               "
------------------------------------------------------------------------------------------------------------------------
                                FR              "               "
------------------------------------------------------------------------------------------------------------------------
                                DE              "               "
------------------------------------------------------------------------------------------------------------------------
                                IT              "               "
------------------------------------------------------------------------------------------------------------------------
                                LI              "               "
------------------------------------------------------------------------------------------------------------------------
                                LU              "               "
------------------------------------------------------------------------------------------------------------------------
                                NL              "               "
------------------------------------------------------------------------------------------------------------------------
                                SE              "               "
------------------------------------------------------------------------------------------------------------------------
                                CH              "               "
------------------------------------------------------------------------------------------------------------------------


Non-Exclusive License from Medical Research Council ("Winter Patents") Cont.

---------------------------------------------------------------------------------------------------------------------------------
        Title               Country        Application       Priority Date        Application/     Issue Date         Expires
 (of priority app.)                           Date                                 Patent No.                       (calculated)
---------------------------------------------------------------------------------------------------------------------------------
 Recombinant DNA
Products And Methods          CA             03/26/87         03/26/87               533071
---------------------------------------------------------------------------------------------------------------------------------
                              US             10/25/91                               5,225,539       06/07/93          06/07/10
---------------------------------------------------------------------------------------------------------------------------------
                                                                CIP
                                                              03/26/87
                                                                 and
                              US             05/26/95         05/26/95              08/452,462
---------------------------------------------------------------------------------------------------------------------------------
                              JP             03/27/87             "                 296890/87       12/24/87          02/26/07
---------------------------------------------------------------------------------------------------------------------------------


Exclusive License from Oklahoma Medical Research Foundation ("Sims Patent")

---------------------------------------------------------------------------------------------------------------------------------
        Title               Country        Application       Priority Date        Application/     Issue Date         Expires
                                              Date                                 Patent No.                       (calculated)
---------------------------------------------------------------------------------------------------------------------------------
Inhibition Of Complement
  Medical Inflammatory
     Response Using
 Monoclonal Antibodies
Specific For A Component
   Forming The C5b-9
 Complex Which Inhibit
    The Platelet Or
    Endothelial Cell
 Activating Function Of
   The C5b-9 Complex          US             03/08/94         06/12/89              5,635,178       06/03/97          06/03/14
---------------------------------------------------------------------------------------------------------------------------------


Yale/Alexion Co-Invention--Exclusive License From Yale ("CPB Patent")

---------------------------------------------------------------------------------------------------------------------------------
        Title               Country        Application       Priority Date        Application/     Issue Date         Expires
 (of priority app.)                           Date                                 Patent No.                       (calculated)
---------------------------------------------------------------------------------------------------------------------------------
   Use Of C5-Specific
 Antibodies For Reducing
  Immune And Hemostatic
   Dysfunctions During
Extracorporal Circulation     US             12/21/95         03/23/94              5,853,722       12/29/98          03/23/14
---------------------------------------------------------------------------------------------------------------------------------
                             PCT             03/22/95             "               PCT/US95/03614
---------------------------------------------------------------------------------------------------------------------------------
                             EPO                "                 "                 95914820.6
---------------------------------------------------------------------------------------------------------------------------------
                             DE                 "                 "                      "
---------------------------------------------------------------------------------------------------------------------------------
                             ES                 "                 "                      "
---------------------------------------------------------------------------------------------------------------------------------
                             FR                 "                 "                      "
---------------------------------------------------------------------------------------------------------------------------------
                             GB                 "                 "                      "
---------------------------------------------------------------------------------------------------------------------------------
                             NL                 "                 "                      "
---------------------------------------------------------------------------------------------------------------------------------
                             CA                 "                 "                  2,186,108
---------------------------------------------------------------------------------------------------------------------------------

                      Alexion Applications ("SG1.1 Applications")


----------------------------------------------------------------------------------------
       Title              Country    Application    Priority Date    Application/Patent
                                         Date                                No.
----------------------------------------------------------------------------------------

     Methods and
Compositions for the
   Treatment of                                         (CIP)
Glomerulonephritis and                                 05/02/94
  other Inflammatory                                     and
      Diseases              PCT        05/01/95        05/01/95        PCT/US95/05688
----------------------------------------------------------------------------------------
         "                  EPO           "               "              95919041.1
----------------------------------------------------------------------------------------
         "                   AT           "               "                  "
----------------------------------------------------------------------------------------
                             BE           "               "                  "
----------------------------------------------------------------------------------------
                           CH/LI          "               "                  "
----------------------------------------------------------------------------------------
                             DE           "               "                  "
----------------------------------------------------------------------------------------
                             DK           "               "                  "
----------------------------------------------------------------------------------------
                             ES           "               "                  "
----------------------------------------------------------------------------------------
                             FR           "               "                  "
----------------------------------------------------------------------------------------
                             GB           "               "                  "
----------------------------------------------------------------------------------------
                             IE           "               "                  "
----------------------------------------------------------------------------------------
                             NL           "               "                  "
----------------------------------------------------------------------------------------
                             PT           "               "                  "
----------------------------------------------------------------------------------------
                             SE           "               "                  "
----------------------------------------------------------------------------------------
                             AU           "               "               24747/95
----------------------------------------------------------------------------------------
                             BR        11/01/96           "               P107594-1
----------------------------------------------------------------------------------------
                             CA        05/01/95           "               2,189,015
----------------------------------------------------------------------------------------
                             JP        11/01/96           "               7-528523
----------------------------------------------------------------------------------------
                             KR        11/02/96           "               96-706200
----------------------------------------------------------------------------------------
                             MX        11/01/96           "                965330
----------------------------------------------------------------------------------------
                                                         (CIP)
        Methods and                                    05/02/94,
  Compositions for the                                 05/01/95,
       Treatment of                                       and
  Inflammatory Diseases      US        06/07/95        06/07/98           08/487,283
----------------------------------------------------------------------------------------


                                  Schedule 1.25

                               Licensed Technology

    Exclusive License Agreement dated June 19, 1992 between Oklahoma Medical Research Foundation (OMRF), Yale University and Alexion Pharmaceuticals, Inc.

    License Agreement dated January 10, 1995 between Yale University and Alexion Pharmaceuticals, Inc.

    Non-exclusive License Agreement dated May 8, 1996 between ENZON, Inc. and Alexion Pharmaceuticals, Inc. (non-exclusive license).

    License for Winter Patent dated March 27, 1996 between Medical Research Council (MRC) and Alexion Pharmaceuticals, Inc. (non-exclusive license).

                                  Schedule 4.1

                       Research & Development Plan Outline

1.  PROPOSED INDICATIONS FOR h5G1.1-scFv

    A. Reduction in post-operative complications (death, myocardial infarction, ventricular dysfunction, stroke) following cardiopulmonary bypass surgery (CBP). [Primary Indication]

    B. Reduction in mortality and non-fatal myocardial infarction when used as an adjunct to thrombolytic therapy in patients following an acute myocardial infarction (AMI/t-PA). [Secondary Indication]

    C. Prevention/reduction of acute cardiac ischemic complications (death, non-fatal myocardial infarction, urgent intervention by CABG, repeat PTCA or stent) in patients at high rick for abrupt closure of a coronary vessel. [High risk PTCA (AMI, unstable angina, high risk angioplasty defined by ACC/AHA). This indication includes the patients in indication #3.]


2.  OUTLINE OF THE RESEARCH & DEVELOPMENT PLAN

    A Grant chart labeled "OUTLINE OF THE RESEARCH & DEVELOPMENT PLAN" is provided as an attachment and summarizes the key activities/timing.
    The (i) principles underlying the "OUTLINE OF THE RESEARCH & DEVELOPMENT PLAN" and the detailed "RESEARCH & DEVELOPMENT PLAN"; (ii) the pharmaceutical development; (iii) the nonclinical development; and (iv) the clinical development plan are discussed below.

    (i)  PRINCIPLES

    The principles underlying this "OUTLINE OF THE RESEARCH & DEVELOPMENT PLAN" and the detailed "RESEARCH & DEVELOPMENT PLAN" (see below) to be developed and approved by the Research & Development Steering Committee are as follows:

    - P&G will collaborate with Alexion on the development of the Research & Development Plan taking advantage of the knowledge of both Parties.

    - The duration of the clinical development outlined in the attached Grant chart is based upon the current expectations of the Parties and the current understanding of regulatory requirements for approval of the Product for target indications. The Parties will utilize the clinical development knowledge generated by Alexion together with knowledge of regulatory agency requirements to develop a clinical plan.

    - P&G and Alexion will collaborate in key meetings with thought leaders or FDA or other regulatory agencies which are aimed at resolving major technical issues with potential to impact the successful development of the PRODUCT, such as potential issues relating to the design of the Phase II and Phase III program or other clinical studies.

- P&G will use bulk drug and clinical supplies provided by Alexion (until such time that P&G selects a contract manufacturer consistent with recommendations from Alexion) and it is assumed that the QA & QC procedures used by Alexion will ensure that this material meets all regulatory specifications and GMP standards.

- P&G will be responsible for all regulatory interactions, filings, approvals and Alexion will transition the IND responsibility to P&GP. Alexion will participate in key regulatory interactions as appropriate and agreed to by the Research and Development Steering Committee.

- Alexion will transition to P&GP all CMC, non clinical and clinical data, databases, and reports to assist in the preparation of electronic NDAs.

(ii)   PHARMACEUTICAL DEVELOPMENT

The following specification, testing methods, formulation development, and stability studies will be agreed to by the Research & Development Steering Committee and performed by Alexion:

- The establishment of GLP/GMP specifications and testing methods for the bulk drug, Product and clinical supplies.

- The development of process improvements aimed at lowering the manufacturing cost of the Product.

- The development and conduct of stability studies on the bulk drug and clinical supplies.

(iii)  NON CLINICAL DEVELOPMENT (PHARMACOLOGY, TOXICOLOGY, AND ADME)

Alexion will conduct additional non clinical studies needed to support the clinical program and explore potential utility of the Alexion Technology for other indications (e.g., stroke).

(iv)   CLINICAL DEVELOPMENT

        (a)  PHASE I STUDIES

        Alexion has completed the following two Phase I studies and final clinical study reports are available:

            - A study of the safety, pharmacokinetics and immunogenicity of intravenously administered h5G1.1-scFv (C96-002-o1)

            - A study of h5G1.1-scFv in patients undergoing cardiopulmonary bypass (C96-001-02)

      The following Phase I study is ongoing to evaluate different dosing regimens (C98-003). Alexion will complete this ongoing Phase I study and prepare a final report.

            -    A study of the safety of h5G1.1-scFv in normal volunteers
                 (C98-003)

      (b)   PHASE II STUDIES

      The current Phase II program has been developed by Alexion and is based upon the target indications, available clinical data on h5G1.1-scFv from patients and volunteers, and discussions with regulatory agencies.

      The following studies are envisioned for Phase II:

            - A double-blind, placebo-controlled study of the effect of h5G1.1-scFv on total mortality and adverse cardiovascular ischemic outcomes in patients in patients undergoing cardiopulmonary bypass. (Commenced)

            - A double-blind placebo-controlled study comparing h5G1.1-scFv with placebo as an adjunct to reperfusion therapy (thrombolytic or PTCA) in patients with an acute Myocardial infarction (C98-006)

      (c)   PHASE III STUDIES

      The current Phase III program has been developed based upon the target indications, the expectations of the Parties and the current understanding of regulatory agency requirements in North America. The final Phase III program will be developed based upon available Phase II clinical data on the h5G1.1-scFv, relevant data from agents with similar potential indications, discussions with clinical experts and thought leaders, and discussions with the FDA and other regulatory agencies. The following studies are envisioned for Phase III:

            - A double-blind, placebo-controlled, study of the effect of h5G1.1-scFv on total mortality and adverse cardiovascular ischemic outcomes in patients undergoing cardiopulmonary bypass

            - A double-blind, placebo-controlled study of the effect of h5G1.1-scFv on mortality and non-fatal reinfarction in acute MI patients treated with thrombolytic therapy.

            - A double-blind, placebo-controlled study of the effect of h5G1.1-scFv on acute cardiac ischemic complications (death, non-fatal myocardial infarction, urgent intervention by CABG, repeat PTCA or stent) in patients at high risk for abrupt closure of a coronary vessel.

      Alexion and/or P&G will provide oversight of investigator sites participating in clinical trials of the Product.

3.    KEY DEVELOPMENT MILESTONES

      Both Alexion and P&G agree that it is important to develop and meet key development milestones to ensure that the development is completed in a timely fashion consistent with Commercially Reasonable efforts.

      With this in mind, the Research & Development Steering Committee will set the following "KEY DEVELOPMENT MILESTONE"

            COMPLETION OF PHASE II CPB
            START OF PHASE II AMI/PTCA
            COMPLETION OF PHASE II AMI/PTCA
            START OF PHASE III CPB
            COMPLETION OF PHASE III CPB
            START OF PHASE III AMI
            COMPLETION OF PHASE III AMI
            START OF PHASE III HIGH RISK ANGIOPLASTY
            COMPLETION OF PHASE III HIGH RISK ANGIOPLASTY

4.    COMMUNICATION BY THE PARTIES

      Both P&G and Alexion agree on the importance of frequent communication between the parties on progress and key learnings made during the conduct of the Research & Development Plan. A communication process (meeting frequencies, principal contacts, etc) will be developed by the Research & Development Steering Committee).

5.    DEVELOPMENT AND MODIFICATION OF THE RESEARCH & DEVELOPMENT PLAN FOR THE
      PRODUCT

      The Parties will develop a detailed "RESEARCH & DEVELOPMENT PLAN" for the PRODUCT. The content of the "RESEARCH & DEVELOPMENT PLAN" will include study outlines for all noncliical and clinical studies, details of the process development work to be undertaken, development milestones and timings.

      As indicated in Section IV, the Research & Development Steering Committee has the responsibility to determine the timing for all development milestones and to modify this timing as appropriate if delays are encountered, and to develop action steps to avoid delays if any of these development milestones is judged to be in jeopardy and can be remedied by Commercially Reasonable actions.

      The "Research & Development Plan" is a working document developed by the Parties and reviewed and approved by the Research & Development Steering Committee together with study protocols. A key responsibility of the Research & Development Steering Committee is to monitor progress of the development against the development milestones, including but not limited to the "Key Development Milestones" identified herein, and includes monitoring the progress of key development activities, such as investigator recruitment and patient enrollment in clinical studies.

6. Research & Development Steering Committee Guidelines

      The Parties expect that the Research & Development Steering Committee will have the primary role in managing the relationship and communication between the Parties. In that role, the Research & Development Steering Committee shall be responsible for managing all aspects of the relationship between the Parties, including but not limited to: (a) reviewing study protocols and making decisions on any proposed changes to the Research & Development Plan; (b) monitoring and assisting progress of clinical and non-clinical development consistent with the Research & Development Plan timetable; (c) assessing the results of studies; and (d) addressing any regulatory strategy and drug supply issues.

      It is the desire of the Parties to reach decisions by consensus of the Research & Development Steering Committee members or the co-chairs. The Parties agree to work to promote effective communication between the Parties and intend to frankly discuss and attempt to resolve in good faith any conflicts, disagreements or disputes which may arise in ways which will promote the continuing goodwill between the Parties. While the Parties have set forth a dispute resolution process (Section 3.5), the Research & Development Steering Committee will attempt to resolve issues through discussion aimed at building consensus.

                              CLINICAL DEVELOPMENT

                                     [GRAPH]

                                 Schedule 4.2(b)

                                 CPI Adjustment

Alexion's FTE rate in Section 4.2(b) and Annual Contribution thresholds in
Section 8.2(a) and Net Sales threshold levels in Section 8.2(c) shall be adjusted for inflation once each Fiscal Year utilizing the change in U.S. Consumer Price Index for all Urban Consumers (CPI) as published by the U.S. Bureau of Labor Standards from the base CPI of January, 1999, to the CPI published for June of the immediately preceding Fiscal Year.

Example:

Fiscal Year 2000/2001 inflation factor

           Base January, 1999      CPI = 163.5
                   June, 2000           CPI = 168.5

Fiscal Year 2000/2001 inflation factor = 168.5 - 163.5
                                         -------------
                                             163.5
                                                  = .0306
Base FTE rate = $225,000

Fiscal Year 2000/2001 FTE rate
                                   =$225,000 + (225,000 x Inflation Factor) =
                                   = 225,000 + (225,000 x .0306)
                                   = 225,000 + 6,885
                                   =$231,885.

(Example for illustration purposes only)

                                  Schedule 7.3

                          Co-Promotion Agreement Terms

1. Alexion may only co-promote Marketed Products in the United States pursuant to the terms and conditions of an agreed and executed Co-Promotion Agreement meeting the requirements of Section 7.3 of the Collaboration Agreement. The Parties shall negotiate such Agreement in good faith, as quickly as possible after Alexion exercises its option to participate pursuant to Section 7.3.

2. For any Fiscal Year during the term of such Co-Promotion Agreement (such term to continue for the TERM), Alexion may make no less than twenty percent (20%) of the total number of Details ( sum of first position Details plus second position Details) forecast by Procter & Gamble for the promotion of the Marketed Product in the United States for such year. The total number of Details will be the sum of all Details planned for the Marketed Product. As the term is used herein, "Detail" shall mean those activities normally undertaken by a pharmaceutical company's sales force through an interactive personal visit and discussion by a trained sales force representative with a target physician prescriber during which a full presentation is made to such health care professional on the Marketed Product and the representative is fully equipped with all applicable approved promotional materials such that the relevant characteristics of the Marketed Product are described by the representative in a fair and balanced manner consistent with the requirements of the FDA and of this Agreement, and in a manner that is customary in the industry for the purpose of promoting a prescription pharmaceutical product. A first position Detail refers to a Detail in which the Marketed Product is the first pharmaceutical product presented to the target physician prescriber during an interactive personal visit, whereas a second position Detail would refer to a Detail where the Marketed Product is the second pharmaceutical product presented to the target physician prescriber during such visit.

3. Procter & Gamble will determine the total number of Details to be made by Alexion's sales force representatives, the percent of such Details which are to be made in the first position and second position, the target prescribing physician for such Details, the promotional message to be delivered and the timing and frequency of Details. Procter & Gamble will establish a co-promotion coordination process and procedure so that all of Alexion's Detail can be coordinated with details being made by Procter & Gamble.

4. Procter & Gamble shall pay to Alexion an amount equal to the cost Procter & Gamble would have incurred if the Details made by Alexion where instead made by either dedicated Procter & Gamble field based sales personnel or trained contract sales force personnel available to Procter & Gamble. For example, if the total number of Details to be made by Alexion in a fiscal year were forty thousand (40,000) of which twenty thousand (20,000) were first position Details and twenty thousand (20,000) second position Details and Alexion performed such Details and Procter & Gamble's cost for each first position Detail was Fifty Dollars ($50.00) and second position Detail Forty

      Dollars ($40.00), then P&G would pay Alexion One Million Eight Hundred Thousand Dollars ($1.8 million) [(20,000 x $50) + (20,000 x $40)].

5. Procter & Gamble shall specify the level of training and will train Alexion sales personnel through Procter & Gamble's normal sales training practices, at Procter & Gable's expense (exclusive of room, board and travel expenses of Alexion personnel).

6. Procter & Gamble shall provide to Alexion at no cost to Alexion the promotional sales materials used by Procter & Gamble in the promotion of the Marketed Products being co-promoted by Alexion in the same proportionate quantities as are available to Procter & Gamble's own sales force.

7. In accordance with Section 7.1, Procter & Gamble with respect to the marketing, planning, strategy and Co-Promotion of the Marketed Products. Procter & Gamble shall have the sole right and responsibility for establishing and modifying the terms and conditions of the sale of the Marketed Products, including, without limitation, terms and conditions such as the price at which the Marketed Products will be sold, whether the Marketed Products shall be subject to rebates and any discounts, and the channels of distribution of the Marketed Products.

8. The Co-Promotion Agreement shall also contain standard provisions found in such agreements, including, but not limited to the following:

      A.    Appointment of Alexion to co-promote Marketed Products

      B. Co-Promotion Services (e.g., requisite Details to target prescribers, coordination of sales effort, compliance with laws and applicable authorities, etc.)

      C.    Training of Alexion sales force

      D. Co-promotion payments (e.g., fees, audit rights, penalty for underperformance)

      E.    Adverse reaction reporting and other Regulatory matters.

      F.    Returned/recalled Marketed Product

      G.    Term and termination

                                  Schedule 8.2

                     Annual Contribution Royalty Calculation

For the term of the contract, Procter & Gamble will pay to Alexion a Royalty on Annual Contribution. Royalties will be paid on a quarterly basis not later than fifty-five (55) calendar days following the end of each Fiscal Quarter.

Annual Contribution will be calculated in the fourth Fiscal Quarter of a specific Fiscal Year. Royalty payments for the first three Fiscal Quarter of a specific Fiscal Year will be based on the minimum royalty rate of [*****] for actual Net Sales in the respective Fiscal Quarter. The fourth Fiscal Quarter payment will include the outstanding royalty payment for the fourth Fiscal Quarter, as well as a reconciliation payment, if royalty payments on Annual Contribution for the whole Fiscal Year exceed minimum royalty payments of [*****] of Net Sales for the whole Fiscal Year. The reconciliation payment will be adjusted to reflect the time value (foregone interest) on the reconciliation payment for the difference between the minimum royalty payments and the royalty payments on Annual Contribution of the first three Fiscal Quarters of a specific Fiscal Year.

Royalties on Annual Contribution will be calculated as follows:



      Royalties on AC = [EQUATION]

where



i        Index for the country in which P&G sells Marketed Products.

n        Total number of countries in which P&G sells Marketed Product.

q        Index for Fiscal Quarters in the specific Fiscal Year.

NS       Net Sales of Marketed Products in country i in the local currency
  qi     of country i in the Fiscal Quarter q in the specific Fiscal Year.

EXR      Average Exchange rate for the local currency of country i in the qi Fiscal Quarter q stated in US dollars per local currency of country i.

EXR      Average Exchange rate for the local currency of country i for the
   i     Fiscal Year stated in US dollars per local currency of country i.

COGS     Costs of Good Sold is the US dollar value of Marketed Product
    i manufactured and other related costs necessary to deliver Marketed Product sold in country i to P&G determined distribution centers/ production facilities. In terms of this contract, it will specifically include the costs to purchase bulk (cartons of vials, cartons of IV drip bags, etc.) product from the P&G selected source for Marketed Product sold in country 1.


      RR Royalty Rate on Annual Contribution in the specific Fiscal Year based on the Annual Contribution threshold schedule and royalty rates stated in Section 8.2(a) of the contract. Annual Contribution threshold levels will be adjusted once each Fiscal Year for inflation by multiplying the individual Annual Contribution threshold levels stated in the contract by the percentage change in the US CPI for all Urban Consumers as published by the U.S. Bureau of Labor Standards for the period January, 1999 to June of the immediately preceding Fiscal Year as described in Schedule 4.2(b).


The determination of royalty payments for a specific Fiscal Year is demonstrated in examples on the following pages.

            ANNUAL CONTRIBUTION ROYALTY CALCULATION - PAYMENT CYCLE

--------------------------------------------------------------------------------------------------------------------------
                                                 SPECIFIC FISCAL YEAR
--------------------------------------------------------------------------------------------------------------------------
         FY Q1                       FY Q1                             FY Q2                           FY Q3
--------------------------------------------------------------------------------------------------------------------------
                           Net Sales of the first Fiscal    Payment of Royalties equal to
                             Quarter used to determine      [*****] of actual Net Sales of
                           royalty payments to Alexion.      the first Fiscal Quarter of
                                                              the specific Fiscal Year.
                           --------------------------------------------------------------
                           -----------------------------------------------------------------------------------------------
                                                           Net Sales of the second Fiscal  Payment of Royalties equal to
                                                              Quarter used to determine   [*****] of actual Net Sales of the
                                                            royalty payments to Alexion.     second Fiscal Quarter of the
                                                                                                specific Fiscal Year.
                                                           ----------------------------------------------------------------
                                                           ----------------------------------------------------------------
                                                                                           Net Sales of the third Fiscal
                                                                                              Quarter used to determine
                                                                                            royalty payments to Alexion.
                                                                                           --------------------------------
---------------------------------------------------------------
                    SPECIFIC FISCAL YEAR
---------------------------------------------------------------
           FY Q4                          FY Q1
---------------------------------------------------------------










-------------------------------
 Payment of Royalties equal to
[*****] of actual Net Sales of
 the third Fiscal Quarter of the
     specific Fiscal Year.
-------------------------------
---------------------------------------------------------------
Net Sales of the fourth Fiscal      Analysis of differences
  Quarter used to determine      between [*****] minimum royalty
 royalty payments to Alexion.     on Net Sales and calculated
                                           royalty on
--------------------------------      Annual Contribution.
Net Sales of the Fiscal Year    -------------------------------
and actual COGS of the Fiscal   -------------------------------
 Year are used to determine      Payment of Royalties equal to
     Annual Contribution.       [*****] of actual Net Sales of
-----------------------------    the fourth Fiscal Quarter of
                                 the specific Fiscal Year plus
                                  an additional Reconciliation
                                   payment adjusted for the
                                  value (interest foregone),
                                if royalty payments following
                                 Section 7.2 based on Annual
                                Contribution exceeded royalty
                                 payments based on [*****] of
                               annual Net Sales of the specific
                                         Fiscal Year.
                                ---------------------------------


                  ANNUAL CONTRIBUTION ROYALTY CALCULATION - EXAMPLE 1
                        NO RECONCILIATION PAYMENT TO ALEXION

                                                                SPECIFIC FISCAL YEAR
                                                          ----------------------------------                    FISCAL YEAR
                                                         FY Q1     FY Q2     FY Q3     FY Q4     FY Q1         TOTAL/AVERAGE
                                                         -----     -----     -----     -----     -----         -------------
NET SALES IN (M) LOCAL CURRENCY (LC):
Country A                                  LCA           10,000    15,000    20,000    30,000                       75,000
Country B                                  LCB           50,000    75,000   100,000   150,000                      375,000
Country C                                  LCC           12,500    18,750    25,000    37,500                       83,750

AVERAGE QUARTERLY EXCHANGE RATES (USD/LC):
Country A                                USD/LCA          1.000     1.000     1.000     1.000                        1.000
Country B                                USD/LCB          0.200     0.300     0.400     0.500                        0.393
Country C                                USD/LCC          0.800     0.700     0.600     0.500                        0.607

NET SALES IN (M) USD:
Country A                                  USD           10,000    15,000    20,000    30,000                       75,000
Country B                                  USD           10,000    22,500    40,000    75,000                      147,500
Country C                                  USD           10,000    13,125    15,000    18,750                       56,875
--------------------------------------------------------------------------------------------------------       -----------
WORLD WIDE TOTAL NET SALES IN (M) USD:                   30,000    50,625    75,000   123,750                      279,375
========================================================================================================       ===========
Minimum Royalty on Net Sales:           [*****]
--------------------------------------------------------------------------------------------------------       -----------
FISCAL QUARTER ROYALTY PAYMENTS TO ALEXION IN (M) USD:                  [*****]                                    [*****]
--------------------------------------------------------------------------------------------------------       -----------

COST OF GOODS SOLD IN (M) LC:
Country A                                  LCA           (2,000)   (3,000)   (4,000)   (6,000)                     (15,000)
Country B                                  LCB          (10,000)  (15,000)  (20,000)  (30,000)                     (75,000)
Country C                                  LCC           (2,500)   (3,750)   (5,000)   (7,500)                     (18,750)

COST OF GOODS SOLD IN (M) USD:
Country A                                  USD           (2,000)   (3,000)   (4,000)   (6,000)                     (15,000)
Country B                                  USD           (2,000)   (4,500)   (8,000)  (15,000)                     (29,500)
Country C                                  USD           (2,000)   (2,625)   (3,000)   (3,750)                     (11,375)
--------------------------------------------------------------------------------------------------------       -----------
WORLD WIDE COGS IN (M) USD:                                                                                        (55,875)
========================================================================================================       ===========

--------------------------------------------------------------------------------------------------------       -----------
ANNUAL CONTRIBUTION IN (M) USD:                                                                                    223,500
========================================================================================================       ===========
CPI ADJUSTMENT FOR SPECIFIC FISCAL YEAR:         [*****]
                                                  -----

                                                AC IN (M) USD    CPI ADJUSTED ROYALTY SCHEDULE                   CALCULATED
                                         --------------------    -----------------------------     AC FOR FY   ROYALTY PAYMENT
ROYALTY SCHEDULE IN CONTRACT:            RATE    FROM     TO         RATE    FROM     TO           IN (M) USD  ON AC IN (M) USD
                                         ----    ----    ----        ----    ----   ----           ----------  ----------------
                                                                                                    110,000
                                                                                                    110,000
                                                [****]                      [*****]                   3,500         [*****]
                                                                                                          0
                                         ----    ----    -----       ----    ----   -----           -------         ------

                                                                                                                    ======

                                                           RECONCILIATION PAYMENT* TO ALEXION IN (M) USD:    0

                                                          *Reconciliation payment will be paid, if the calculated royalty payments based on Annual Contribution (AC) exceed royalty payments based on [*****] of actual annual Net Sales for the specific Fiscal
                                                           Year.

                  ANNUAL CONTRIBUTION ROYALTY CALCULATION - EXAMPLE 2
                        RECONCILIATION PAYMENT TO ALEXION

                                                                SPECIFIC FISCAL YEAR
                                                          ----------------------------------                    FISCAL YEAR
                                                         FY Q1     FY Q2     FY Q3     FY Q4     FY Q1         TOTAL/AVERAGE
                                                         -----     -----     -----     -----     -----         -------------
NET SALES IN (M) LOCAL CURRENCY (LC):
Country A                                  LCA           35,000    40,000    45,000    50,000                      110,000
Country B                                  LCB          175,000   200,000   225,000   250,000                      850,000
Country C                                  LCC           43,750    50,000    56,250    62,500                      212,500

AVERAGE QUARTERLY EXCHANGE RATES (USD/LC):
Country A                                USD/LCA          1.000     1.000     1.000     1.000                        1.000
Country B                                USD/LCB          0.200     0.300     0.400     0.500                        0.365
Country C                                USD/LCC          0.800     0.700     0.600     0.500                        0.625

NET SALES IN (M) USD:
Country A                                  USD           35,000    40,000    45,000    50,000                      170,000
Country B                                  USD           35,000    60,000    90,000   125,000                      310,000
Country C                                  USD           35,000    35,000    33,750    31,250                      135,000
--------------------------------------------------------------------------------------------------------       -----------
WORLD WIDE TOTAL NET SALES IN (M) USD:                  105,000   135,000   168,750   206,250                      615,000
========================================================================================================       ===========
Minimum Royalty on Net Sales:            [*****]
--------------------------------------------------------------------------------------------------------       -----------
FISCAL QUARTER ROYALTY PAYMENTS TO ALEXION IN (M) USD:                  [*****]                                    [*****]
--------------------------------------------------------------------------------------------------------       -----------

COST OF GOODS SOLD IN (M) LC:
Country A                                  LCA           (7,000)   (8,000)   (9,000)  (10,000)                     (34,000)
Country B                                  LCB          (35,000)  (40,000)  (45,000)  (50,000)                    (170,000)
Country C                                  LCC           (8,750)  (10,000)  (11,250)  (12,500)                     (42,500)

COST OF GOODS SOLD IN (M) USD:
Country A                                  USD           (7,000)   (8,000)   (9,000)  (10,000)                     (34,000)
Country B                                  USD           (7,000)  (12,000)  (18,000)  (25,000)                     (62,000)
Country C                                  USD           (7,000)   (7,000)   (6,750)   (6,250)                     (27,000)
--------------------------------------------------------------------------------------------------------       -----------
WORLD WIDE COGS IN (M) USD:                             (21,000)  (27,000)  (33,750)  (41,250)                    (123,000)
========================================================================================================       ===========

--------------------------------------------------------------------------------------------------------       -----------
ANNUAL CONTRIBUTION IN (M) USD:                                          [*****]                                   [*****]
========================================================================================================       ===========
ROYALTY ON ANNUAL CONTRIBUTION (M) USD:
UNDERPAYMENT IN (M) USD:                                                 [*****]
AVERAGE QUARTERLY INTEREST RATE:            [*****]
ADJUSTED FOR FOREGONE INTEREST (COMPOUNDING):               858     1,071     1,300     1,543                        4,772

CPI ADJUSTMENT FOR SPECIFIC FISCAL YEAR:    [*****]
                                                  ----

                                                AC IN (M) USD    CPI ADJUSTED ROYALTY SCHEDULE                   CALCULATED
                                         --------------------    -----------------------------     AC FOR FY   ROYALTY PAYMENT
ROYALTY SCHEDULE IN CONTRACT:            RATE    FROM     TO         RATE    FROM     TO           IN (M) USD  ON AC IN (M) USD
                                         ----    ----    ----        ----    ----   ----           ----------  ----------------
                                                                                                    110,000
                                                                                                    110,000
                                                [*****]                     [*****]                 272,000         [*****]
                                                                                                          0
                                         ----    ----    -----       ----    ----   -----           -------         ------
                                                                                                                    [*****]
                                                                                                                    ======

                                                             UNDERPAID ROYALTIES* TO ALEXION IN (M) USD:    4,600
                                                                TIME VALUE OF MONEY (FOREGONE INTEREST):      172
                                                           ------------------------------------------------------
                                                           RECONCILIATION PAYMENT TO ALEXION IN (M) USD:    4,772
                                                           ======================================================
                                                          *Reconciliation payment will be paid, if the calculated royalty payments based on Annual Contribution (AC) exceed royalty payments based on [*****] of actual annual Net Sales for the specific Fiscal
                                                           Year.

                                 Schedule 8.2(c)

                     Additional Milestone Payments on Net Sales

Procter & Gamble will make one-time only payments which are triggered on the first occurrence during the Term where Fiscal Year Net Sales for Products exceed Net Sales threshold levels specified in 8.2(c) with such Net Sales threshold levels adjusted by CPI as described in Schedule 4.2(b).

Fiscal Year A       Net Sales = [*****]
                    Additonal Milestone Payment = [*****]

Fiscal Year B       Net Sales = [*****]
                    Additional Milestone Payment = [*****]
                    (First time Fiscal Year Net Sales exceed CPI adjusted
                      [*****] Net Sales threshold level)

Fiscal Year C       Net Sales = [*****]
                    Additional Milestone Payment = [*****]

Fiscal Year D       Net Sales = [*****]
                    Additional Milestone Payment = [*****]
                    (First time Fiscal Year Net Sales exceed CPI adjusted
                      [*****] Net Sales threshold level)